Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AMCI ACQUISITION CORP. II,

AMCI MERGER SUB, INC.,

and

LANZATECH NZ, INC.

dated as of March 8, 2022

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Acquiror Restated Charter

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of March 8, 2022 (this “Agreement”), is made and entered into by and among (i) AMCI Acquisition Corp. II, a Delaware corporation (“Acquiror”), (ii) AMCI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) LanzaTech NZ, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Certain terms used in this Agreement have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, prior to the Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements entered into on or prior to the date hereof (true and complete copies of which have been made available to the Company prior to the execution and delivery of this Agreement) or entered into after the date hereof in accordance with Section 8.9, the PIPE Investors will purchase from Acquiror in a private placement certain Acquiror Common Shares for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”);

WHEREAS, at the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Acquiror, and as a result each Company Share will be converted into the right to receive the applicable Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party, (b) approved the Company’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted resolutions recommending the adoption of this Agreement and, as applicable, the approval of each Ancillary Agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Company Share Conversion and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Company Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Company Board Actions”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, for Acquiror to enter into this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, (b) approved the transactions contemplated hereby as a Business Combination and approved Acquiror’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted resolutions recommending the adoption of this Agreement and, as applicable, the approval of each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Acquiror Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Acquiror Board Actions”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, (b) approved Merger Sub’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted resolutions recommending the adoption of this Agreement and, as applicable, the approval of each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by Merger Sub’s sole stockholder;

WHEREAS, in connection with (but following) the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, certain Company Stockholders have entered into a support agreement substantially in the form attached to this Agreement as Exhibit A (the “Company Support Agreement”) with Acquiror, pursuant to which, among other things, each such Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote or provide written consents with respect to all of its Company Shares, promptly after the Registration Statement is declared effective under the Securities Act, in favor of the adoption of this Agreement and, as applicable, the approval of each applicable Ancillary Agreement, and the transactions contemplated hereby and thereby (including the Company Share Conversion and the Merger), and each other matter required to be approved or adopted by the Company Stockholders in order to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain Acquiror Stockholders (including the Sponsor) which are the record holders of all the issued and outstanding Acquiror Class B Shares, and certain principals thereof, have entered into the support agreement attached to this Agreement as Exhibit B (the “Sponsor Support Agreement”) with Acquiror and the Company, pursuant to which, among other things, such Acquiror Stockholders and such principals have agreed, on the terms and subject to the conditions set forth therein, (a) to vote all of their Acquiror Shares in favor of the adoption of this Agreement and, as applicable, the approval of each applicable Ancillary Agreement, and the transactions contemplated hereby and thereby (including the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein and each other matter required to be approved or adopted by the Acquiror Stockholders in order to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, (b) to irrevocably waive any anti-dilution right or other protection with respect to the Acquiror Class B Shares that would result in the Acquiror Class B Shares converting into other Acquiror Shares in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one, (c) to forfeit a specified portion of the aggregate number of Acquiror Shares into which the Acquiror Class B Shares otherwise would automatically convert in connection with the consummation of the transactions contemplated by this Agreement in the event that the percentage calculated as the quotient of (i) the aggregate number of Acquiror Class A Shares that are the subject of Acquiror Share Redemptions (that are not withdrawn) divided by (ii) the total number of issued and outstanding Acquiror Class A Shares immediately prior to the Effective Time exceeds a specified threshold, and (d) not to redeem their respective Acquiror Shares in connection with the Merger and the other transactions contemplated hereby and in the Ancillary Agreements;

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror (after giving effect to the Merger and the PIPE Investment) will enter into a registration rights agreement substantially in the form attached to this Agreement as Exhibit C (the “Registration Rights Agreement”), which shall be effective as of the Closing, pursuant to which, among other things, the stockholders of Acquiror party thereto will (a) be granted certain registration rights with respect to their respective Acquiror Shares, on the terms and subject to the conditions therein and (b) agree not to effect any sale or distribution of certain Acquiror Shares held by them during the applicable lock-up period described therein, and on the terms and subject to the conditions therein; and

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror who are not party to the Registration Rights Agreement (after giving effect to the Merger and the PIPE Investment) will enter into lock-up agreements substantially in the form attached to this Agreement as Exhibit D (each, a “Lock-Up Agreement”), each of which shall be effective as of the Closing, pursuant to which, among other things, the stockholders of Acquiror party thereto will agree not to effect any sale or distribution of certain Acquiror Shares held by them during the applicable lock-up period described therein, and on the terms and subject to the conditions therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.          Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” has the meaning specified in the recitals hereto.

“Acquiror Board Actions” has the meaning specified in the recitals hereto.

“Acquiror Bylaws” means the Bylaws of Acquiror, effective January 28, 2021.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, effective August 3, 2021.

“Acquiror Class A Share” means a share of Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount, the amounts of Acquiror Transaction Expenses and Company Transaction Expenses and any other amount with respect to which Acquiror has Liability for payment at the Closing, plus (b) the PIPE Investment Amount, to the extent actually received and held by Acquiror as of the Closing; provided that Acquiror Closing Cash Amount shall not take into account any amount of cash or cash equivalents available and held by the Company or any of its Subsidiaries as of the Closing (other than the net proceeds from the SAFE Note to the Company, which shall be taken into account in the determination of Acquiror Closing Cash Amount).

“Acquiror Common Share” means (a) prior to the Effective Time, any Acquiror Class A Share or Acquiror Class B Share and (b) from and after the Effective Time, any share of common stock, par value $0.0001 per share, of Acquiror, including those into which the Acquiror Class A Shares shall have been re-designated as a result of the amendment and restatement of the Acquiror Charter pursuant to Section 2.4 and those issued as part of the Aggregate Consideration (taking into account the automatic conversion of Acquiror Class B Shares into Acquiror Class A Shares at the Effective Time pursuant to the Acquiror Charter).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.8(d).

“Acquiror Inception Date” means January 28, 2021.

“Acquiror Insider” means (a) the Sponsor, (b) any Related Person of the Sponsor or (c) prior to the Effective Time, (i) any Affiliate of Acquiror or (ii) any director or officer of Acquiror or any of its Affiliates.

“Acquiror IPO Date” means August 6, 2021.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, results or operations or financial condition of Acquiror or (ii) the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in no event would any redemption of Acquiror Common Share made in accordance with the Acquiror Charter, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect.”

“Acquiror Option” has the meaning specified in Section 4.5(a).

“Acquiror Private Placement Warrant” means an Acquiror Warrant issued to the Sponsor substantially concurrently with Acquiror’s initial public offering.

“Acquiror Public Warrant” means any Acquiror Warrant other than an Acquiror Private Placement Warrant.

“Acquiror Restated Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, in the form attached as Exhibit E hereto (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement).

“Acquiror Restricted Stock Award” has the meaning specified in Section 4.5(b).

“Acquiror SEC Filings” has the meaning specified in Section 6.7.

“Acquiror Share” means any Acquiror Common Share or share of any other class or series of capital stock of Acquiror.

“Acquiror Share Redemption” means the election, in connection with the Acquiror Stockholder Approval, of an eligible (as determined in accordance with Section 9.2 of the Acquiror Charter) Acquiror Stockholder to have all or a portion of the Acquiror Class A Shares held by such Acquiror Stockholder redeemed by Acquiror, on the terms and subject to the limitations and conditions set forth in the Acquiror Charter, at a per-share price, payable in cash, equal to the quotient of (a) the aggregate amount on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to Acquiror to pay taxes) calculated as of two (2) Business Days prior to the Closing Date divided by (b) the aggregate number of Acquiror Class A Shares then issued and outstanding.

“Acquiror Share Redemption Amount” means the aggregate amount paid or payable in connection with all Acquiror Share Redemptions.

“Acquiror Stockholder” means any stockholder of Acquiror prior to the Effective Time.

“Acquiror Stockholder Approval” means the approval of (a) the Transaction Proposal identified in clause (A) of Section 9.2(b) by an affirmative vote of (i) the holders of at least a majority of the issued and outstanding Acquiror Common Shares voting together as a single class, (ii) solely with respect to the increase in the number of authorized Acquiror Class A Shares, the holders of at least a majority of the issued and outstanding Acquiror Class A Shares voting separately, (iii) the holders of at least a majority of the issued and outstanding Acquiror Class B Shares voting separately, (b) each Transaction Proposal identified in clauses (B), (C), (D), (F), (G) and (H) of Section 9.2(b) by an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Common Shares entitled to vote and who attend and vote thereon, and (c) the Transaction Proposal identified in clause (E) of Section 9.2(b) by an affirmative vote of the holders of a plurality of the issued and outstanding Acquiror Shares entitled to vote and who attend and vote thereon, in each case of clauses (a), (b) and (c), in accordance with the Governing Documents of Acquiror and applicable Law, whether in person or by proxy at an Acquiror Stockholders’ Meeting (or any adjournment or postponement thereof) duly called by the Acquiror Board and held for such purpose.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 9.2(b).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with its initial public offering or the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any Ancillary Agreement: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) 50% of all the filing fees incurred in connection with making any filings under Section 9.1, (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 9.2(a), obtaining approval of Nasdaq under Section 8.3(b) and obtaining the Acquiror Stockholder Approval, (d) obligations under any Working Capital Loans and (e) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering.

“Acquiror Unit” means each unit issued in Acquiror’s initial public offering, consisting of one (1) share Acquiror Class A Share and one-half of one Acquiror Public Warrant.

“Acquiror Warrant” means a warrant to purchase one Acquiror Class A Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated by this Agreement (including the Merger), and other than with respect to any acquisition or disposition of property or assets in the ordinary course of business, relating to (a) any acquisition, issuance or purchase, whether directly or indirectly, of (i) 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (ii) 15% or more of any class or series of Equity Securities of (A) the Company or (B) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 15% or more of any class or series of Equity Securities of (i) the Company or (ii) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, and of which the Company or its applicable Subsidiary is not the surviving entity.

“Action” means any claim, action, notice of violation, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 5.13(a)(vii).

“Aggregate Consideration” means a number of Acquiror Common Shares equal to the quotient of (a) the Equity Value divided by (b) $10.00.

“Agreement” has the meaning specified in the preamble hereto.

“AI/ML” means any and all deep learning, machine learning, and other artificial intelligence technologies.

“AMCI Group” has the meaning specified in Section 12.18(a).

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Subscription Agreements and the Acquiror Restated Charter.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether in the United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby.

“Assumed Warrant” has the meaning specified in Section 4.4(b).

“Business Combination” has the meaning set forth in Article II of the Acquiror Charter as in effect on the date hereof.

“Business Combination Deadline Date” means August 6, 2023, the deadline for consummating Acquiror’s initial Business Combination pursuant to the Acquiror Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated hereby, relating to a Business Combination.

“Business Day” means any day other than a Saturday, a Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Closing” has the meaning specified in Section 3.1.

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” has the meaning specified in the recitals hereto.

“Company Board Actions” has the meaning specified in the recitals hereto.

“Company Charter” means the Certificate of Incorporation of the Company, dated October 28, 2021.

“Company Common Share” means a share of common stock, par value $0.0001 per share, of the Company, or any other share of any class or series of common stock of the Company.

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Equity Award” means a Company Option or a Company Restricted Stock Award.

“Company Incentive Plans” means each of the LanzaTech 2006 Share Option Scheme; LanzaTech NZ, Inc. 2011 Stock Plan; the LanzaTech NZ, Inc. 2013 Stock Plan; the LanzaTech NZ, Inc. 2015 Stock Plan; and LanzaTech NZ, Inc. 2019 Stock Plan, each as amended and restated from time to time.

“Company Investors’ Rights Agreement” means that certain Eighth Amended and Restated Investors’ Rights Agreement, dated as of October 28, 2021, by and among the Company and the “Investors” party thereto.

“Company IT Systems” means any and all IT Systems that are owned, licensed, or leased by or for the Company or any of its Subsidiaries and used or held for use in the conduct of their businesses.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (a) any change or proposed change in applicable Laws or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking of any action required by or expressly permitted by this Agreement or any Ancillary Agreement or with the written consent of Acquiror, or the failure to take any action that is prohibited by this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any Governmental Authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack), war, outbreak or escalation of hostilities, commencement or escalation of military action, embargo, riot, act of mass protest or state of civil unrest, strike or labor disturbance, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of the Company to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a Company Material Adverse Effect), (h) any Event generally affecting the industries, geographic areas or markets in which the Company or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of the Company or any of its Subsidiaries, (j) any Liability or Action to the extent expressly described in the Company Disclosure Letter, (k) any action taken by, or at the request of, Acquiror, Sponsor or any of their respective Affiliates; provided, further, that any Event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Common Shares granted under any of the Company Incentive Plans.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, and includes all Company Registered Intellectual Property and Company Software.

“Company Preferred Share” means any Company Series A Preferred Share, Company Series B Preferred Share, Company Series C Preferred Share, Company Series D Preferred Share, Company Series E Preferred Share, Company Series E-1 Preferred Share, Company Series F Preferred Share or share of any other class or series of preferred stock of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 5.22(a).

“Company Related Party” has the meaning specified in Section 5.31.

“Company Restricted Stock Award” means an award of restricted Company Common Shares granted under any of the Company Incentive Plans.

“Company ROFR and Co-Sale Agreement” means that certain Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 28, 2021, by and among the Company and the “Key Holders” and “Investors” party thereto.

“Company Series A Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Charter.

“Company Series B Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Charter.

“Company Series C Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Company Charter.

“Company Series D Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Company Charter.

“Company Series E Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series E Preferred Stock” pursuant to the Company Charter.

“Company Series E-1 Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series E-1 Preferred Stock” pursuant to the Company Charter.

“Company Series F Preferred Share” means a share of preferred stock, par value $0.0001 per share, of the Company designated as “Series F Preferred Stock” pursuant to the Company Charter.

“Company Share” means any Company Preferred Share, Company Common Share or other share of any class or series of capital stock of the Company.

“Company Share Conversion” means the automatic conversion of all Company Preferred Shares into Company Common Shares upon affirmative election of the “Requisite Holders” (as defined in the Company Charter), as of immediately prior to the Effective Time, based on the applicable conversion ratio under the Company Charter at such time.

“Company Software” means any and all proprietary Software for which the Intellectual Property is owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Company Stockholder” means a holder of any Company Share.

“Company Stockholder Agreements” means the Company Voting Agreement, the Company ROFR and Co-Sale Agreement and the Company Investors’ Rights Agreement.

“Company Stockholder Approval” means (a) the adoption of this Agreement by the affirmative vote or written consent of the holders of at least a majority of the issued and outstanding Company Shares, voting together as a single class on an as-converted basis, (b) the approval of the Company Share Conversion by the affirmative vote or written consent of the holders of at least (i) 66 and 2/3% of the issued and outstanding Company Preferred Shares, voting together as a single class on an as-converted basis and (ii) a majority of the issued and outstanding Company Series E Preferred Shares and Company Series E-1 Preferred Shares, voting together as a single class, and (c) the approval of the receipt of the Merger Consideration by the Company Stockholders in the form as provided in this Agreement by holders of at least (i) 66 and 2/3% of the issued and outstanding Company Preferred Shares, voting together as a single class on an as-converted basis, (ii) a majority of the issued and outstanding Company Series A Preferred Shares, voting as a separate class, (iii) 75% of the issued and outstanding Company Series B Preferred Shares, voting as a separate class, (iv) 66 and 2/3% of the issued and outstanding Company Series C Preferred Shares, voting as a separate class, (v) 66 and 2/3% of the issued and outstanding Company Series D Preferred Shares, voting as a separate class, (vi) a majority of the issued and outstanding Company Series E Preferred Shares and Company Series E-1 Preferred Shares, voting together as a single class on an as-converted basis, and (vii) a majority of the issued and outstanding Company Series F Preferred Shares, voting as a separate class; in each case of clauses (a), (b) and (c), in accordance with the Governing Documents of the Company, the Company Stockholder Agreements, and applicable Law.

“Company Support Agreement” has the meaning specified in the recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any Ancillary Agreement: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (but not including any “double-trigger” or any other payment tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) Transfer Taxes, (d) 50% of all the filing fees incurred in connection with making any filings under Section 9.1 and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Company Voting Agreement” means that certain Eighth Amended and Restated Voting Agreement, dated as of October 28, 2021, by and among the Company and the “Key Holders” and “Investors” party thereto.

“Company Warrant” means any warrant to purchase any Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 13, 2021, between the Company and Acquiror, as amended by that certain Amendment No. 1, dated as of October 30, 2021, and joined by Goldman Sachs & Co. LLC by means of that certain Joinder Agreement, dated as of November 14, 2021.

“Contract” means any contract, agreement, instrument, lease, license, purchase order or other obligation, in each case, that is legally binding.

“Copyleft License” means any license that requires, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software subject to such license, that such Software subject to such license or any Company Software or Company Owned Intellectual Property that is incorporated into, derived from, includes, relies on, is linked to or with, is derived from, is used by or with, or is distributed with such Software subject to such license: (a) in the case of Software, be disclosed, made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (d) in the case of patents, be restricted with respect to future patent licensing terms or the exercise or enforcement thereof, or (e) be redistributable at no or minimal license charge or fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Affero General Public License, Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19” means the novel coronavirus, SARS-CoV-2, COVID-19 or any related strain, sequence or variant, including any intensification, resurgence or any evolutions or mutations thereof, and any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Covington” has the meaning specified in Section 12.18(b).

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection or cybersecurity of information, information technology, operational technology, software, and software applications: (a) Laws, including those concerning the privacy, personal data rights, or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority (including staff reports) thereunder and any security breach notification requirements, (b) the Company’s own rules, policies, procedures and public statements (including all data protection and privacy policies and related notices), and (c) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound (including the Payment Card Industry Data Security Standard, as applicable).

“DGCL” has the meaning specified in the recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 4.2(b).

“dollar” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.2.

“EIP” has the meaning specified in Section 8.1(a).

“Enforceability Exceptions” has the meaning specified in Section 5.3(a).

“Environmental Laws” means all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting, including, with respect to the Company, any equity award issued under any of the Company Incentive Plans.

“Equity Value” means $1,817,000,000.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, is a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, circumstance, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.3(a).

“Exchange Ratio” means a number equal to the quotient of: (a) the difference of (i) the Equity Value minus (ii) the Unpaid Dividend Amount; divided by (b) $10.00; divided by (c) the Fully Diluted Company Common Shares.

“Excluded Share” has the meaning specified in Section 4.2(a)(i).

“Export Approvals” has the meaning specified in Section 5.26(a).

“Fully Diluted Company Common Shares” means, without duplication, the sum of (a) the aggregate number of Company Common Shares outstanding as of immediately prior to the Effective Time, other than Excluded Shares, (b) the aggregate number of Company Common Shares that would be issued upon conversion of all Company Preferred Shares into Company Common Shares based on the applicable conversion ratio under the Company Charter immediately prior to the Effective Time, other than Excluded Shares, and (c) the aggregate number of Company Common Shares that would be issued upon the cash settlement (as opposed to “net settlement”) of all Assumed Warrants and Company Equity Awards, in each case, that are issued and outstanding immediately prior to the Effective Time, if the Assumed Warrants and the Company Equity Awards were exercised or settled in full upon payment of the full cash exercise price immediately prior to the Effective Time; provided that, for purposes of this Agreement, the Fully Diluted Company Common Shares shall exclude any SAFE Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, international or supranational government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the applicable International Financial Reporting Standards as in effect from time to time.

“Indebtedness” means with respect to any specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal, interest (including accrued interests and any per diem interest) and premium (if any) in respect of all indebtedness for borrowed money of such specified Person, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments of such specified Person (solely to the extent such amounts have actually been drawn), (d) the principal, interest (including accrued interests and any per diem interest) and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such specified Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements of such specified Person (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations of such specified Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in the foregoing clauses (a) through (g) guaranteed directly or indirectly, jointly or severally, by such specified Person.

“Intellectual Property” means any and all intellectual property and all rights, title, and interest therein or thereto, anywhere in the world, including any and all: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship, (d) Software, (e) Trade Secrets, (f) rights of publicity and in social media usernames and accounts, (g) all other intellectual property rights, proprietary rights and industrial property rights, and (h) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intended Tax Treatment” has the meaning specified in Section 2.6.

“Interim Financial Statements” has the meaning specified in Section 5.8(a).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, customs and import Laws administered by U.S. Customs and Border Protection, any other export or import controls administered by an agency of the U.S. government, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the U.S. Laws described above.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means any and all Software, information technology, operational technology and systems, computer servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and all other information technology assets or equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“LanzaTech Group” has the meaning specified in Section 12.18(b).

“Law” means (a) any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority or (b) any Governmental Order.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, other than any Owned Real Property.

“Letter of Transmittal” has the meaning specified in Section 4.3(b).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” means any approval, authorization, consent, license, registration, permit or certificate granted or issued by a Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of first offer, right of first refusal, option, license, adverse claim or other lien of any kind, whether consensual, statutory or otherwise.

“Listing Application” has the meaning specified in Section 8.3(b).

“Lock-Up Agreement” has the meaning specified in the recitals hereto.

“Merger” has the meaning specified in the recitals hereto.

“Merger Consideration” means: (a) with respect to each outstanding Company Common Share, a number of Acquiror Common Shares equal to the Exchange Ratio; and (b) with respect to each outstanding share of Company Preferred Share, a number of Acquiror Common Shares equal to the sum of (i) the product of (A) the aggregate number of Company Common Shares that would be issued with respect to such Company Preferred Share upon the Company Share Conversion multiplied by (B) the Exchange Ratio, plus (ii) the quotient of (A) the Per Share Unpaid Dividend Amount with respect to such Company Preferred Share divided by (B) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Acquiror Closing Cash Amount” means $250,000,000.

“Multiemployer Plan” has the meaning specified in Section 5.14(c).

“Nasdaq” means the Nasdaq Capital Market.

“Non-Redemption Agreement” means any agreement between Acquiror and any holders of Acquiror Class A Shares pursuant to which such holders irrevocably and unconditionally agree (a) not to elect to redeem any Acquiror Class A Shares in an Acquiror Share Redemption or otherwise and (b) not to transfer any such Acquiror Class A Shares prior to the Closing; provided that Acquiror shall give the Company a reasonable opportunity to review and comment on, and shall consider in good faith the Company’s comments before entering into, any such agreement.

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Outside Date” has the meaning specified in Section 11.1(b)(ii).

“Owned Real Property” means each parcel of real property owned by the Company or any of its Subsidiaries.

“Pandemic Measures” means (a) any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, Governmental Order, directive, pronouncement, guideline or recommendation of or by any Governmental Authority, including the U.S. Centers for Disease Control and Prevention, the U.S. Occupational Safety and Health Administration, the U.S. Equal Employment Opportunity Commissions or the World Health Organization in connection with or in respect to COVID-19 or any other pandemic, epidemic, public health emergency or virus or disease outbreak and (b) any acts or omissions by the Company that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to COVID-19, or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or its business as may result from COVID-19.

“Per Share Unpaid Dividend Amount” means, with respect to a Company Preferred Share, the amount of all accrued and all declared and unpaid dividends thereon that become payable under the Company Charter in connection with the Company Share Conversion.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with IFRS, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS, (c) with respect to any Owned Real Property or Leased Real Property, (i) non-monetary Liens, encumbrances or restrictions (including easements, encroachments, covenants, rights of way and other conditions) and (ii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that, in the case of each of the preceding clauses (i) and (ii), (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (d) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease and (iii) Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) non-exclusive licenses of Intellectual Property entered into with vendors or customers in the ordinary course of business, (f) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or purchase money Liens and Liens securing rental payments under operating or capital lease arrangements, in each case, entered into in the ordinary course of business, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not, individually or in the aggregate, materially and adversely affect the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any data or information (a) relating to an identified or identifiable individual or (b) used or reasonably capable of being used to identify an individual, browser, or device and any other data or information that constitutes personal data, personally identifiable information, personal information, or similar data or information under any applicable Law, including an individual’s first and last name, home or other physical address, telephone number, fax number, email address or other online identifier, Social Security number or other third-party issued identifier (including state identification number, driver’s license number, or passport number), biometric data, health information, credit card or other financial information (including bank account information), IP address and cookie information, or any other browser- or device-specific number or identifier.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investor participating in the PIPE Investment pursuant to a Subscription Agreement.

“PIPE Share” means any Acquiror Common Share purchased in the PIPE Investment.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and, in respect of any other taxable period that includes the Closing Date, the portion thereof ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning specified in Section 9.4(b).

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Real Property Leases” has the meaning specified in Section 5.21(a)(ii).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Related Person” means, with respect to any specified Person, any former, current or future (a) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (b) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (a).

“Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

“Requisite Company Stockholders” means the Company Stockholders holding the required voting power to obtain the Company Stockholder Approval.

“SAFE Note” means that certain LanzaTech NZ, Inc. SAFE (Simple Agreement for Future Equity) issued by the Company to the Investor named therein and dated December 8, 2021.

“SAFE Shares” means any Company Share issued or that may be issuable under the SAFE Note or the SAFE Warrant, or with respect to which the SAFE Note is convertible or the SAFE Warrant is exercisable.

“SAFE Warrant” means that certain warrant issued by the Company on December 8, 2021.

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Syria, Russia and Belarus).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, operating systems, applications, computer programs (including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilation (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) AI/ML and (e) documentation, including developer notes, instructions, comments, annotations, user manuals and other training documentation, relating to any of the foregoing.

“Sponsor” means AMCI Sponsor II LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any specified Person, any other corporation or other business entity more than 50% of the voting power of the Equity Securities of which is owned, directly or indirectly, by such specified Person.

“Surviving Corporation” has the meaning specified in the recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, alternative or add-on minimum, estimated, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and other taxes, and any governmental charges, duties, levies and other similar charges in the nature of a tax imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty, deficiency assessments, or addition thereto imposed by a Governmental Authority, including any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not related to Taxes).

“third party” means, with respect to any specified Person, any Person other than (a) such specified Person or (b) any Related Person of such specified Person.

“Title IV Plan” has the meaning specified in Section 5.14(c).

“Top Customers” has the meaning specified in Section 5.28(a).

“Top Vendors” has the meaning specified in Section 5.29(a).

“Trade Secrets” means any trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, libraries of enzymes, models and methodologies, formulae, technology, technical, research, clinical and regulatory data, customer lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons.

“Transaction Litigation” has the meaning specified in Section 9.6.

“Transaction Proposals” has the meaning specified in Section 9.2(b).

“Transfer Taxes” has the meaning specified in Section 9.4(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form, but excluding any such regulations that are proposed).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.11.

“Trustee” has the meaning specified in Section 6.11.

“U.S.” means the United States of America.

“Unpaid Dividend Amount” means the aggregate of all Per Share Unpaid Dividend Amounts.

“Warrant Agreement” means the Warrant Agreement, dated August 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loan” means any loan made to Acquiror by any Acquiror Insider for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 9.2(c)(i).

Section 1.2.          Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the word “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive and (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b)               Unless the context of this Agreement otherwise requires, (i) references to any Law shall be deemed to refer to such Law as consolidated, replaced, revised, amended or supplemented from time to time, and the rules or regulations thereunder, (ii) references herein to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time, and (iii) references herein to any Person shall be deemed to include such Person’s successors and assigns.

(c)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)               Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(e)               Any accounting terms used and not otherwise expressly defined herein shall have the respective meanings given to them under IFRS.

(f)                Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

(g)               Exhibits attached to, or referenced in this Agreement are incorporated herein as if set forth in full herein.

(h)               “Writing,” “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including e-mail or any.pdf attached thereto).

(i)                 Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

(j)                 When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business or Acquiror’s business, as applicable.

Section 1.3.          Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(a) of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Company, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports, and (b) the phrase “to the knowledge of Acquiror” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(b) of the Acquiror Disclosure Letter, solely in their respective capacities as directors, officers or employees of Acquiror, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports.

Section 1.4.          Equitable Adjustments. If, during the Interim Period, the outstanding Acquiror Shares shall have been changed into a different number of shares or a different class or series, by reason of any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security, or any similar event shall have occurred, or if there shall have been any breach by Acquiror of any of its representations, warranties or covenants contained herein relating to the Acquiror Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Acquiror Shares will be appropriately adjusted to provide to the holders of Equity Securities of the Company the same economic effect as contemplated by this Agreement without giving effect to such event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit Acquiror to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the Acquiror Shares or otherwise.

Article II

THE TRANSACTIONS

Section 2.1.          The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2.          Effective Time. At the Closing, the Company and Merger Sub shall file with the Delaware Secretary of State a certificate of merger in a form reasonably satisfactory to the Company and Acquiror (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Effective Time”.

Section 2.3.          Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

Section 2.4.          Governing Documents.

(a)               At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL, except that those Governing Documents shall reflect the change of the Surviving Corporation’s name to a name as shall be designated by the Company prior to Closing.

(b)               At the Effective Time, (i) subject to clause (A) of Section 9.2(b), the Acquiror Charter shall be amended and restated to be substantially in the form attached hereto as Exhibit E and (ii) the Acquiror Bylaws shall remain in force and effect until such time as it is further amended, restated, modified or supplemented in accordance with the DGCL and the Governing Documents of Acquiror.

Section 2.5.          Directors and Officers.

(a)               At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b)               The Parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 8.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.6.          Reorganization Tax Matters. Acquiror, Merger Sub, the Company and the Surviving Corporation intend that, for U.S. federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations promulgated thereunder) to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code (and the Treasury Regulations promulgated thereunder) (the “Intended Tax Treatment”). This Agreement is intended to constitute, and is hereby adopted by each of Acquiror, Merger Sub and the Company as, a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Acquiror, Merger Sub, the Company and the Surviving Corporation shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, unless otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code or a change in applicable Law. Acquiror, Merger Sub, the Company and the Surviving Corporation shall (and shall cause their respective Affiliates to) cooperate fully with each other and their respective counsel, as and to the extent reasonably requested by each other, in connection with filing any applicable Tax Return, with respect to any Tax proceeding or as otherwise necessary or desirable to document and support the Intended Tax Treatment, including providing customary factual support letters.

Article III

CLOSING OF THE TRANSACTIONS

Section 3.1.          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) remotely by the mutual exchange of electronic signatures by the means provided in Section 12.2, at 10:00 a.m., Eastern Time, on the date that is five (5) Business Days after the first day on which all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place or time as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 3.2.          Pre-Closing Deliverables.

(a)               Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror (i) a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor and (ii) an allocation schedule setting forth the Company’s good faith determination of (A) the numbers of each type of Equity Securities of the Company held by each holder of Equity Securities of the Company immediately before the Closing, (B) the Fully Diluted Company Common Shares, the Exchange Ratio and the Unpaid Dividend Amount and (C) the consideration due to each holder of Equity Securities of the Company pursuant to this Agreement together with any other information that the Exchange Agent may reasonably request.

(b)               Not less than three (3) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor.

(c)               Between June 22, 2022 and June 29, 2022, Acquiror shall prepare and deliver to the Company a statement setting forth (i) the PIPE Investment Amount based on the Subscription Agreements entered into as of such time, (ii) the aggregate number of Acquiror Class A Shares subject to Non-Redemption Agreements entered into as of such time multiplied by $10.00, and (iii) Acquiror’s good faith determination of Acquiror Transaction Expenses and any other amounts with respect to which Acquiror has Liability for payment at the Closing.

Section 3.3.          FIRPTA Certificate. At the Closing, the Company shall deliver to Acquiror a certificate prepared in accordance with the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations, together with a notice to the IRS prepared in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, in each case, in form and substance reasonably satisfactory to Acquiror; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 3.3 shall be to make any Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver the documentation described in this Section 3.3 constitute a failure of a condition to the Closing pursuant to Article X or otherwise.

Section 3.4.          Closing Payments.

(a)               At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Consideration for further distribution to the applicable holders of Equity Securities of the Company pursuant to Section 4.3, Section 4.4(a) and Section 4.5(b), as the case may be.

(b)               At the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (i) all accrued and unpaid Company Transaction Expenses as set forth in the statement delivered pursuant to Section 3.2(a)(i) and (ii) all accrued and unpaid Acquiror Transaction Expenses as set forth in the statement delivered pursuant to Section 3.2(b)(iii); provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 3.5.          Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

Article IV

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 4.1.          Merger Consideration. The aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger shall be the Aggregate Consideration.

Section 4.2.          Conversion of Company Common Shares in the Merger.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of Equity Securities of any of the foregoing:

(i)                 each Company Share that is owned by Acquiror, Merger Sub or the Company (as treasury stock or otherwise) immediately prior to the Effective Time (each, an “Excluded Share”) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)              each Company Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be canceled and converted into the right to receive the applicable Merger Consideration; and

(iii)            each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)               Each Company Common Share that is issued and outstanding immediately prior to the Effective Time and in respect of which a demand for appraisal has been properly exercised in accordance with Section 262 of the DGCL and, as of the Effective Time, has not been effectively withdrawn or lost or forfeited (a “Dissenting Share”) shall not be converted into the right to receive the applicable Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. Each holder of a Dissenting Share that becomes entitled to payment under the DGCL in respect of such Dissenting Share shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Common Share shall lose its status as a Dissenting Share (whether as a result of the holder thereof failing to perfect or withdrawing such holder’s appraisal rights, or otherwise), then such Company Common Share shall immediately be converted into the right to receive the applicable Merger Consideration as if such Company Share never had been a Dissenting Share, and Acquiror (or following the Effective Time, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof the applicable Merger Consideration as if such Company Share had never been a Dissenting Share, subject to the applicable exchange procedures set forth in Section 4.3.

Section 4.3.          Exchange Procedures.

(a)               No later than 15 Business Days prior to the Closing Date, Acquiror shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the applicable portion of the Aggregate Consideration to the applicable holders of Company Shares. At or before the Effective Time, Acquiror shall deposit the Aggregate Consideration with the Exchange Agent.

(b)               Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Shares as of immediately prior to the Effective Time whose Company Shares were converted pursuant to Section 4.2(a)(ii) into the right to receive a portion of the Aggregate Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each Company Share to the Exchange Agent, and which otherwise shall be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c)               Each holder of Company Shares that have been converted into the right to receive the applicable Merger Consideration pursuant to Section 4.2(a)(ii) shall be entitled to receive such Merger Consideration upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any Company Share.

(d)               Following the date that is one year after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and to terminate the duties of the Exchange Agent in such capacity. In the event of any such termination, any portion of the Aggregate Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Shares as of immediately prior to the Effective Time that has not exchanged such Company Shares for the applicable Merger Consideration in accordance with this Section 4.3 may transfer such Company Shares to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Consideration delivered to a Governmental Authority pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Company Shares shall not have been transferred immediately prior to the date on which any consideration payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)               Notwithstanding anything in this Agreement to the contrary, no fractional Acquiror Common Shares shall be issued in exchange for Company Shares, and any fractional Acquiror Common Share that otherwise would be issued pursuant to the applicable provisions of this Article IV shall be rounded as follows:

(i)                 if the aggregate number of Acquiror Common Shares that would be paid to the holder of any Company Share in respect of all Company Shares held by such holder pursuant to Section 4.2(a)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (A) rounded down to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so paid is less than five-tenths (0.5) of an Acquiror Common Share and (B) rounded up to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of an Acquiror Common Share;

(ii)              if the number of Acquiror Common Shares that would be subject to any Assumed Warrant pursuant to Section 4.4(b) in the absence of this Section 4.3(e) is not a whole number, then such number shall be (A) rounded down to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is less than five-tenths (0.5) of an Acquiror Common Share and (B) rounded up to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is greater than or equal to five-tenths (0.5) of an Acquiror Common Share;

(iii)            if the number of Acquiror Common Shares that would be subject to any Acquiror Option pursuant to Section 4.5(a)(i)(A) in the absence of this Section 4.3(e) is not a whole number, then such number shall be rounded down to the nearest whole number; and

(iv)             if the aggregate number of Acquiror Common Shares that the holder of any Company Restricted Stock Award would be entitled to receive in respect of all Company Restricted Stock Awards held by such holder pursuant to Section 4.1(a)(ii) (by reference thereto in Section 4.5(b)) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (A) rounded down to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is less than five-tenths (0.5) of an Acquiror Common Share and (B) rounded up to the nearest whole number in the event that the fractional Acquiror Common Share that otherwise would be so received is greater than or equal to five-tenths (0.5) of an Acquiror Common Share.

Section 4.4.          Treatment of Company Warrants.

(a)               Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised or exchanged in full for the applicable Company Shares in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and each Company Share issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 4.2(a)(ii) (and without duplication) shall be canceled and converted into the right to receive the applicable Merger Consideration.

(b)               Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full (pursuant to Section 4.4(a)) shall be converted into a warrant to purchase Acquiror Common Shares on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, an “Assumed Warrant”), except that (i) subject to Section 4.3(e)(ii), such Assumed Warrant shall entitle the holder thereof to purchase such number of Acquiror Common Shares as is equal to the product of (A) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to (A) other than in the case of the SAFE Warrant, the quotient of (1) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (2) the Exchange Ratio, or (B) in the case of the SAFE Warrant, $10.00.

Section 4.5.          Treatment of Company Equity Awards.

(a)               As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to Acquiror Common Shares on the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time (including with respect to vesting and termination-related provisions, except as set forth in the proviso hereto) (each, an “Acquiror Option”), except that (i) subject to Section 4.3(e)(iii), such Acquiror Option shall relate to such number of Acquiror Common Shares (rounded down to the nearest whole Acquiror Common Share) as is equal to the product of (A) the number of Company Common Shares subject to such Company Option multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share of such Acquiror Option shall be equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the Effective Time divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(b)               As of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted Acquiror Common Shares (each, an “Acquiror Restricted Stock Award”) having the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Award shall relate to such number of Acquiror Common Shares as is determined in accordance with Section 4.2(a)(ii).

(c)               The Company shall take all necessary actions to effect the treatment of the Company Equity Awards pursuant to Section 4.5(a) and Section 4.5(b) in accordance with the Company Incentive Plans and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Company Board shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Equity Awards will be granted under the Company Incentive Plans.

Section 4.6.          Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Company, the Surviving Corporation or the Exchange Agent or any of their Affiliates or Representatives shall be entitled to deduct or withhold from any amount payable pursuant to this Agreement any Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Acquiror or its Representatives shall use commercially reasonable efforts to provide the Company with written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any compensatory payments to be made pursuant to this Agreement) at least five (5) days prior to making any such withholding (which notice shall set forth a description of the factual and legal basis for such withholding) and cooperate with the Company to reduce or eliminate any applicable withholding; provided that Acquiror shall not have any such obligations with respect to any withholding contemplated under Section 3.3. Any amounts so deducted and withheld in accordance with this Section 4.6 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, in the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1.          Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.2.          Subsidiaries. The legal entity name and jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company as of the date of this Agreement is set forth in Section 5.2 of the Company Disclosure Letter. Each Subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other business entity power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.3.          Due Authorization.

(a)               The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party have been duly and validly authorized and approved by the Company Board. This Agreement has been, and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Ancillary Agreement to which the Company is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of the Company (assuming, in each case, the due and valid execution and delivery by each of the other parties hereto or thereto), enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b)               Prior to the Company’s execution and delivery of this Agreement, the Company Board has taken the Company Board Actions, and, as of the date hereof, none of the Company Board Actions has been rescinded, withdrawn or modified. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which the Company is, or is contemplated to be, a party or to approve the Merger or the other transactions contemplated hereby or thereby, except for the Company Stockholder Approval.

Section 5.4.          No Conflict. Subject to the receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5.          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the amended and restated certificate of incorporation of the Company pursuant to Section 2.4(a) in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (v) any Governmental Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (b) as set forth in Section 5.5 of the Company Disclosure Letter.

Section 5.6.          Capitalization of the Company.

(a)               As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 36,326,815 Company Common Shares and (ii) 29,747,033 Company Preferred Shares, of which (A) 4,666,503 are Company Series A Preferred Shares, (B) 1,733,370 are Company Series B Preferred Shares, (C) 4,254,733 are Company Series C Preferred Shares, (D) 10,274,260 are Company Series D Preferred Shares, (E) 3,149,745 are Company Series E Preferred Shares, (F) 2,034,212 are Company Series E-1 Preferred Shares and (G) 3,634,210 are Company Series F Preferred Shares, and there are no other authorized classes or series of capital stock of the Company.

(b)               As of the date of this Agreement, there are issued and outstanding (i) 2,712,444 Company Common Shares and (ii) 29,521,810 Company Preferred Shares, consisting of (A) 4,666,503 Company Series A Preferred Shares, (B) 1,733,370 Company Series B Preferred Shares, (C) 4,142,408 Company Series C Preferred Shares, (D) 10,161,362 Company Series D Preferred Shares, (E) 3,149,745 Company Series E Preferred Shares, (F) 2,034,212 Company Series E-1 Preferred Shares and (G) 3,634,210 Company Series F Preferred Shares. All of the issued and outstanding Company Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company as then in effect and (y) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company was a party or otherwise bound at the time of such issuance and (4) subject to the Governing Documents of the Company, the Company Stockholder Agreements and the Contracts set forth in Section 5.6(b) of the Company Disclosure Letter, are free and clear of any Liens.

(c)               Section 5.6(c) of the Company Disclosure Letter sets forth a true and correct list of all issued and outstanding Company Warrants as of the date hereof. All of the issued and outstanding Company Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company was a party or otherwise bound at the time of such issuance and (D) subject to the Governing Documents of the Company, the Company Stockholder Agreements and the Contracts set forth in Section 5.6(c) of the Company Disclosure Letter, are free and clear of any Liens.

(d)               As of the date of this Agreement, there are issued and outstanding (i) Company Options to purchase an aggregate of 3,841,287 Company Common Shares and (ii) Company Restricted Stock Awards with respect to 579,660 Company Common Shares. The Company has made available to Acquiror a true and complete list, as of the date of this Agreement, of, with respect to each Company Equity Award, the holder and type of such Company Equity Award, the number of Company Common Shares subject thereto and, if applicable, the vesting schedule and the exercise price per Company Common Share thereof. Each Company Equity Award was validly issued and properly approved by the Company Board (or an appropriate committee thereof). All Company Options and Company Restricted Stock Awards are evidenced by award agreements in substantially the forms made available to Acquiror, and no Company Option or Company Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. To the extent subject to Laws of the United States at the time of grant, each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Share on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, as applicable. To the extent subject to Laws of the United States at the time of grant, each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e)               Except for the SAFE Note or as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date hereof, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, other than any Company Stockholder Agreement, the Company Incentive Plans, or any Company Equity Award, or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 5.7.          Capitalization of Subsidiaries.

(a)               The outstanding Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, (iii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the applicable Subsidiary and any other applicable Contracts governing the issuance of such securities to which the applicable Subsidiary is a party or otherwise bound, (iv) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Subsidiary or any Contract to which the applicable Subsidiary was a party or otherwise bound at the time of such issuance and (v) subject to the Governing Documents of the applicable Subsidiary and the Contracts set forth in Section 5.7(a) of the Company Disclosure Letter, are free and clear of any Liens.

(b)               The Company or another direct or indirect wholly owned Subsidiary of the Company owns of record and beneficially all the issued and outstanding Equity Securities of each of the Company’s Subsidiaries free and clear of any Liens (other than Permitted Liens).

(c)               Except as set forth in Section 5.7(c) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any of the Company’s Subsidiaries or any other Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to issue or sell any Equity Securities of such Subsidiary, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries, (iii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of such Subsidiary or (iv) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, Equity Securities of such Subsidiary having the right to vote) on any matter on which the holders of Equity Securities of such Subsidiary may vote.

Section 5.8.          Financial Statements.

(a)               The Company has previously provided to Acquiror true and complete copies of (i) the audited consolidated balance sheet as of December 31, 2020 and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the year ended December 31, 2020, together with the auditor’s report thereon (the “2020 Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet as of September 30, 2021 and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the nine-month period ended September 30, 2021 (the “Interim Financial Statements”). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, the 2020 Audited Financial Statements and the Interim Financial Statements (x) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (y) were prepared in accordance with GAAP and IFRS, respectively, applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes) and (z) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(b)               The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.3, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited Closing Company Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of any unaudited Closing Company Financial Statements, the absence of footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of any audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

(c)               Except as set forth in Section 5.8(c) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 5.9.          Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 5.9 of the Company Disclosure Letter and except for any Company Transaction Expenses payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby or by any Ancillary Agreement, and in each case as described herein, there is no other Liability of the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP with respect to the 2020 Audited Financial Statements or IFRS with respect to the Interim Financial Statements, as the case may be, consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the 2020 Audited Financial Statements or the Interim Financial Statements, or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) the failure to so be set forth or reserved for would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.10.      Absence of Changes. From the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 5.11.      Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Governmental Order imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Governmental Order, the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.12.      Legal Compliance. Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made in Section 5.24) and compliance with Tax Laws (which are the subject of Section 5.16) and (b) as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past two (2) years have been, in compliance with all applicable Laws in all material respects. During the two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of applicable Law by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Action alleging any material violation of any Law by the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries as of the date hereof.

Section 5.13.      Contracts; No Defaults.

(a)            Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than Company Benefit Plans (except as listed below). True, correct and complete copies of the Contracts listed in Section 5.13(a) of the Company Disclosure Letter have been made available to Acquiror or its agents or representatives:

(i)                 each Contract with any of the Top Customers that the Company reasonably expects to result in gross revenues to the Company or any of its Subsidiaries in excess of $500,000 in any calendar year;

(ii)              each Contract with any of the Top Vendors involving aggregate payments by the Company or any of its Subsidiaries in excess of $600,000 per year;

(iii)            each Contract (A) evidencing outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money, or any guarantee by the Company or any of its Subsidiaries of such indebtedness of a third party, in an amount exceeding $500,000 or (B) that is a commitment to provide loans, credit or financing to the Company or any of its Subsidiaries in an amount exceeding $500,000;

(iv)             each Contract entered into during the past three (3) years providing for (A) the acquisition by the Company or any of its Subsidiaries of (1) any Equity Security of a Person other than the Company or any of its present Subsidiaries or (2) material assets of a Person other than the Company or any of its Subsidiaries involving payments in excess of $500,000 or (B) the disposition to any Person other than the Company or any of its Subsidiaries of (1) any Equity Security of the Company or any of its Subsidiaries (other than any Company Equity Award) or (2) material assets of the Company or any of its Subsidiaries involving payments in excess of $500,000, other than, in the case of each of clauses (A) and (B), Contracts (x) under which the applicable acquisition or disposition has been consummated and there are no material unperformed obligations, (y) entered into in the ordinary course of business or (z) between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries;

(v)               each Contract establishing or governing any material joint venture or partnership between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand;

(vi)             each Real Property Lease that involves aggregate payments in excess of $500,000 in any calendar year;

(vii)          each Contract (other than Contracts relating to employment (including employment agreements, confidentiality and invention assignment agreements or grants of Company Equity Awards) and Governing Documents or other Contracts relating to Equity Securities in the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), any director, manager or officer of the Company or any of its Subsidiaries, any members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii)        each Contract with any current (A) employee of the Company with annual base compensation in excess of $250,000 that provides for severance in excess of 90 days or a notice of termination of more than 90 days or (B) employee of the Company or any of its Subsidiaries with a title of executive officer or any more senior title;

(ix)             each Contract with any employee or consultant of the Company or any of its Subsidiaries that provides for cash-based change in control or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(x)               each Contract (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct their business with any Person in any geographic area in any material respect;

(xi)             each collective bargaining (or similar) agreement or Contract between the Company or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii)          each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of its Subsidiaries (A) grants to a third party any rights under any material Intellectual Property of the Company and its Subsidiaries that are either (1) exclusive or (2) otherwise material to the business of the Company and its Subsidiaries, taken as a whole, (B) is granted by a third party any rights under any Intellectual Property or IT Systems that are material to the business of the Company and its Subsidiaries, taken as a whole, or (C) under which a third party develops or creates any Intellectual Property for the benefit of the Company or any of its Subsidiaries; provided, however, that none of the following shall be required to be disclosed on Section 5.13(a)(xii) of the Company Disclosure Letter, but shall be deemed to have been so disclosed for purposes of this Agreement if they otherwise qualify under this Section 5.13(a)(xii): (v) non-disclosure agreements entered into in the ordinary course of business; (w) non-exclusive licenses of Company Owned Intellectual Property granted to vendors or customers in the ordinary course of business; (x) Open Source Licenses or non-exclusive end user in-licenses of uncustomized, commercially available, off-the-shelf Software used for the Company’s internal use for fees of less than $250,000 annually; (y) invention assignment or consulting agreements with employees or contractors on standard forms made available to Acquiror with no material exclusions or deviations; or (z) non-exclusive incidental trademark licenses or ancillary licenses to Intellectual Property that are necessary to be granted to receive the benefit of goods or services from third-party vendors or to provide goods or services to third-party customers;

(xiii)        each Contract requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;

(xiv)         each Contract granting any Person (other than the Company or any of its Subsidiaries) any (A) “most favored nation” rights, or (B) right of first refusal or first offer or similar preferential right to purchase or lease any asset of the Company or its Subsidiaries;

(xv)           each Contract granting any Person (other than the Company or any of its Subsidiaries) a right of first refusal or first offer or similar preferential right to purchase or acquire Equity Securities of the Company or any of its Subsidiaries; and

(xvi)         each outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.13(a).

(b)               Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date under each Contract listed pursuant to Section 5.13(a) in the Company Disclosure Letter, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is in breach of or default of its obligations under any such Contract, (B) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or any other party to any such Contract (in each case, with or without notice or lapse of time or both).

Section 5.14.      Company Benefit Plans.

(a)               Section 5.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed (or required to be contributed) to by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or has any liability, and in each case whether or not (i) subject to the Laws of the United States or (ii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) all plan documents, trust agreements or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (D) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)               Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS or GAAP, as the case may be, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

(c)               No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or contributed to, been required to contribute to, has or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the past six years. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA.

(d)               With respect to each Company Benefit Plan, except as would not result in, or would not reasonably be expected to result in, material liability to the Company and its Subsidiaries, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)               No Company Benefit Plan provides medical or life insurance benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, or benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)                Except as set forth in Section 5.14(f) of the Company Disclosure Letter or as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to any current or former service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 5.15.      Labor Relations; Employees.

(a)               Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of its Subsidiaries and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or any of its Subsidiaries. There is no, and to the knowledge of the Company, there has not been, labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(b)               Each of the Company and its Subsidiaries are, and have been during the past three (3) years, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole.

(c)               During the past two (2) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, and to the knowledge of the Company, none is threatened, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, and to the knowledge of the Company, none is threatened, (iii) notice of any material charge or complaint with respect to or relating to the Company pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, and to the knowledge of the Company, none is threatened, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to the Company or notice that such investigation is in progress, and to the knowledge of the Company, none is threatened.

(d)               Neither the Company nor any of the Company’s Subsidiaries reasonably expects any material liabilities with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations, or has knowledge of any such allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would reasonably be expected to bring material economic harm to the Company and its Subsidiaries.

(e)               All payments due from the Company on account of wages have been paid or accrued in all material respects in accordance with IFRS or GAAP, as applicable, as a liability on the books of the Company.

(f)                During the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the U.S. Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

Section 5.16.      Taxes.

(a)               All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)               All income and other material Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Closing Company Financial Statements have been properly accrued and adequately disclosed on the Closing Company Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Closing Company Financial Statements have been properly accrued on the books and records of the Company and its Subsidiaries in accordance with IFRS.

(c)               The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d)               There are no Liens for material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e)               No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with IFRS and (ii) as set forth in Section 5.16(e) of the Company Disclosure Letter or disclosed in the notes to the Company’s financial statements.

(f)                There are no Tax audits, examinations or other Actions with respect to any material Taxes of the Company or any of its Subsidiaries presently in progress or pending (or, to the knowledge of the Company, asserted in writing), and there has not been any such Action within the past five years which has not been resolved in full. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently contesting the Tax liability of the Company or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority.

(g)               Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on the Company and its Subsidiaries.

(h)               Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(i)                 Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-deferred treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)                 Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(k)               No written claim which has not been resolved in full has been made by any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(l)                 Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which the Company or such Subsidiary, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which the Company or such Subsidiary, as applicable, is organized.

(m)             Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law).

(n)               Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing, (ii) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iv) change in method of accounting for any Pre-Closing Tax Period made or required to be made prior to the Closing, (v) a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (vi) inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1) through (3), arising from transactions or events occurring prior to the Closing Date, determined as if the relevant taxable years ended on the Closing Date or (4) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(o)               Neither the Company nor any of its Subsidiaries owns or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p)               Neither the Company nor any Subsidiary of the Company has deferred any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.

(q)               The Company has not knowingly taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of, or are related to, any act or omission occurring after the date of this Agreement by Acquiror or Merger Sub not contemplated by this Agreement or any Ancillary Agreement, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.17.      Brokers’ Fees. Except as set forth in Section 5.17 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by the Company or any of its Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.18.      Insurance. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due therefor have been paid, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies.

Section 5.19.      Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their material assets in the manner in which they are now operated and maintained and to conduct in all material respects the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the Company’s knowledge, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or as otherwise disclosed in Section 5.4 of the Company Disclosure Letter; provided that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 5.20.      Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns and has good title to, or has a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property used in the business of the Company as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.21.      Real Property.

(a)               Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)                 The Company or one of its Subsidiaries holds good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)              The Company has made available to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies made available to Acquiror.

(iii)            All of the Real Property Leases (A) are in full force and effect and (B) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a failure to perform or a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease, (x) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date thereunder, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Real Property Lease is in breach or default of its obligations under any such Real Property Lease, (y) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or material breach of or material default under any such Real Property Lease, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Company or any of its Subsidiaries or any other party to any such Real Property Lease (in each case, with or without notice or lapse of time or both).

(iv)             As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)               Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)               Section 5.21(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement of all Owned Real Property, including the address and fee owner thereof. With respect to each parcel of Owned Real Property:

(i)                 The Company or one of its Subsidiaries holds good and marketable fee simple title in such parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)              As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy or is in possession of the Owned Real Property or any portion thereof.

(iii)            Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Owned Real Property.

Section 5.22.      Intellectual Property.

(a)        Section 5.22(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each item of Intellectual Property that is registered and applied-for with a Governmental Authority or domain name registrar and is owned or purported to be owned by the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of all Company Registered Intellectual Property and all material Company Registered Intellectual Property (excluding pending applications included in the Company Registered Intellectual Property) is valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned, or otherwise terminated.

(b)        Except (i) as has not been and would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) for patents or patent applications identified on Section 5.22(b) of the Company Disclosure Letter as jointly owned and (iii) for non-patent Intellectual Property that is jointly owned by the Company or one of its Subsidiaries pursuant to the express terms of the Contracts set forth on Section 5.13(a)(xii) of the Company Disclosure Letter: the Company or one of its Subsidiaries possesses and solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in any to all Company Owned Intellectual Property and owns or has a valid license to use or license, as used or licensed in its business, all other Intellectual Property and IT Systems, in each case used in or necessary for the conduct of the businesses of the Company and its Subsidiaries as presently conducted and contemplated by the Company as of the date of this Agreement to be conducted following Closing. All permitted use of Intellectual Property by the Company or its Subsidiaries, other than Company Owned Intellectual Property, is pursuant to valid and binding Contracts and no such Contracts will be violated or give rise to a right of termination, modification, acceleration or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement, except as would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)        The execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to the right to own or use any Company Owned Intellectual Property, Software or Company IT Systems, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)        The Company and its Subsidiaries, the use of the Company Owned Intellectual Property by the Company and its Subsidiaries, and the conduct of their businesses (including the making, development, marketing, licensing, sale, use, or distribution of their products and services) have not infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party. There is no Action pending to which the Company or any of its Subsidiaries is a named party or, to the knowledge of the Company, that is threatened in writing, either (i) alleging the Company’s or its Subsidiaries’ infringement, misappropriation, or other violation of any Intellectual Property of any third party, or (ii) challenging the use, ownership, validity or enforceability of any Company Owned Intellectual Property, and in each case, there is no reasonable basis for any such claims.

(e)        Except as set forth in Section 5.22(e) of the Company Disclosure Letter, to the knowledge of the Company, since January 1, 2016, (i) no Person has infringed upon, misappropriated or otherwise violated any material Company Owned Intellectual Property, and (ii) the Company and its Subsidiaries have not sent or given to any Person any written, or to the knowledge of the Company, oral notice, charge, complaint, claim or other written assertion against such Person claiming infringement or violation by or misappropriation of any Company Owned Intellectual Property.

(f)         The Company and its Subsidiaries have taken commercially reasonable measures to protect and preserve the confidentiality of all Trade Secrets in the possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than intended, which agreements (i) in all material respects, are in full force and effect, represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto and (ii) except where the occurrence of any breach(es) has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, have not, been breached by such Person. There has not been any disclosure of or access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or would reasonably be expected result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g)       Except as has not been and as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all Persons who have contributed or would reasonably be expected to contribute to the creation or development of any Company Owned Intellectual Property have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary; and (ii) no such agreement has been breached by such Person. Except pursuant to Contracts set forth on Section 5.13(a) of the Company Disclosure Letter, no material Company Owned Intellectual Property was developed with funding from, or using the facilities or resources of, any Governmental Authority or university, college or other educational or public institution.

(h)        The Company or one of its Subsidiaries owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted and, to the knowledge of the Company, contemplated to be conducted following the Closing. The Company IT Systems operate in all material respects as necessary and constitute all IT Systems used in or necessary for the operation of the business of the Company and its Subsidiaries, as currently conducted. Since January 1, 2019, there has not been any material malfunction of the Company IT Systems that has not been remedied in a commercially reasonable manner. The Company has in its possession or has all necessary rights to the information technology and all technical and other information required to enable a reasonably skilled information technology professional to maintain and support any material part of the Company IT Systems that are owned by and in the Company’s or one of its Subsidiaries’ direct control.

(i)         None of the Company Software or Company IT Systems nor, to the knowledge of the Company, any other such Software or IT Systems used in the conduct of the business of the Company and its Subsidiaries, contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries or that materially adversely impact the functionality of or permit unauthorized access to or disable or otherwise harm any computer, Software or other IT Systems. The Company and its Subsidiaries do not use any AI/ML technologies that are trained with Personal Information.

(j)         The Company’s and its Subsidiaries’ use and distribution of Open Source Materials is in compliance in all material respects with all Open Source Licenses applicable thereto. Neither the Company nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Company Software or Company Owned Intellectual Property to any Copyleft License terms, including in a manner that requires any Company Software or Company Owned Intellectual Property to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works.

(k)        Except pursuant to Contracts set forth on Section 5.13(a)(xii) of the Company Disclosure Letter, and except with respect to Open Source Materials or Intellectual Property licensed to the Company and its Subsidiaries, (i) no third party owns any Intellectual Property to any Software incorporated in or necessary for the use of any Company Software and (ii) no Person other than the Company and its Subsidiaries possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of any source code for any Company Software and all such source code is in their sole possession or control and has been maintained as strictly confidential.

Section 5.23.      Privacy and Cybersecurity.

(a)        The Company and its Subsidiaries are in compliance in all material respects with, and during the past three (3) years have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy, security, or processing of Personal Information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ IT Systems. There is no Action by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of any Laws or Contracts relating to the privacy, security, or processing of Personal Information, cybersecurity, or a security incident impacting the confidentiality, integrity, and availability of the Company’s or its Subsidiaries’ information technology systems.

(b)        During the past three (3) years, (i) there have been no material data breaches or security incidents impacting the confidentiality, integrity and availability of the IT Systems of the Company and its Subsidiaries or the data and information thereon, and (ii) there have been no disruptions in any IT Systems that materially and adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented and maintained commercially reasonable safeguards consistent with Data Security Requirements and that are designed to protect the confidentiality, integrity and availability of the IT Systems of the Company and its Subsidiaries and the data and information thereon, including measures designed to protect Company Owned Intellectual Property and confidential, sensitive or Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Neither the Company nor any of its Subsidiaries has received or provided any written notice, or received any written complaint from any Person with respect to any violations of Law or Contract with respect to Personal Information or a security incident impacting the confidentiality, integrity, and availability of the Company IT Systems or the data or information thereon, nor, to the Company’s knowledge, has any such notice or complaint been threatened against the Company or any of the Company’s Subsidiaries.

Section 5.24.      Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)        The Company and its Subsidiaries and their respective operations and properties are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, including by maintaining in full force and effect all permits, licenses, registrations, identification numbers, and other authorizations required under Environmental Laws.

(b)        There has been no release of any Hazardous Materials by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person (i) at, in, on or under any Owned Real Property or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Real Property or Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned, leased or operated property, Owned Real Property or Leased Real Property during the time that the Company owned, leased or operated such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)        Neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of its Subsidiaries or relating to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)        As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

(e)               Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person or assumed by Contract the defense or liability of any third party arising under Environmental Law.

(f)         The Company has made available to Acquiror copies of the following materials within its possession or control (i) all material written environmental reports, audits, assessments, inspections, liability analyses, memoranda and studies in the possession of, or conducted by, the Company or any of its Subsidiaries with respect to Environmental Law, and (ii) all written communication or written notices received from or sent to any Governmental Authority or other Person, in each case concerning any material non-compliance with, or liability under, Environmental Law relating to the Company or any of its Subsidiaries.

Section 5.25.      Anti-Corruption and Anti-Money Laundering Compliance.

(a)         For the past five (5) years, none of the Company, any of its Subsidiaries or their respective directors or officers while acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b)        To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of applicable Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of its Subsidiaries. For the past five (5) years, the Company and each of its Subsidiaries, each director, officer and, to the knowledge of the Company, agent acting on behalf of the Company or any of its Subsidiaries have been in compliance with all applicable Anti-Money Laundering Laws. To the knowledge of the Company, no use of proceeds or other transactions contemplated by this Agreement will violate Anti-Money Laundering Laws.

Section 5.26.      Sanctions and International Trade Compliance.

(a)        To the knowledge of the Company, the Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b)        None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business, related to the Company or any of its Subsidiaries, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 5.27.      Information Supplied. None of the information supplied or to be supplied in writing to Acquiror by the Company specifically for inclusion in the Proxy Statement/Registration Statement prior to the Closing will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary in this Agreement, the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement other than the information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.28.      Customers.

(a)        Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each existing customer of the Company and its Subsidiaries that has spent in excess of $1,000,000 in the last five (5) years pursuant to any Contracts entered into with the Company or any of its Subsidiaries (collectively, the “Top Customers”).

(b)        Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.29.      Vendors.

(a)        Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 and excluding non-recurring service providers and any legal, accounting, tax or other advisors in connection with corporate transactions (including the transactions contemplated hereby) (the “Top Vendors”).

(b)        Except as set forth in Section 5.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.30.      Sufficiency of Assets. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course and as currently conducted.

Section 5.31.      Related Party Transactions. Except as set forth in Section 5.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Shares on a fully diluted basis, calculated as of the date of this Agreement, or, to the knowledge of the Company, any member of the “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act) of any officer or director of the Company (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director, officer, employee or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business and arrangements related or incidental thereto, (c) Contracts relating to a Company Related Party’s status as a holder of Equity Securities of the Company, (d) Contracts that are permitted by or entered into in accordance with Section 7.1 and (e) Contracts between the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

Section 5.32.      Investment Company Act. The Company is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

Section 5.33.      No Additional Representation or Warranties.

(a)        Except as provided in this Article V, neither the Company nor any Related Person of the Company has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing and neither the Company nor any Related Person of the Company shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing.

(b)        The Company and its Representatives have made their own investigation of Acquiror and Merger Sub and, except as provided in Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their respective Related Persons or otherwise.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the case of Acquiror, in any Acquiror SEC Filing filed or furnished prior to the date hereof (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature and (ii) any exhibits or other documents appended to Acquiror SEC Filings filed or furnished prior to the date hereof) (it being acknowledged that nothing disclosed in any such Acquiror SEC Filing will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.5, Section 6.7, Section 6.11, Section 6.13, Section 6.15, Section 6.17 or Section 6.19), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1.         Company Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The respective Governing Documents of Acquiror and Merger Sub, as amended to the date of this Agreement and as made available by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to Acquiror or Merger Sub. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are and have always been held directly by Acquiror.

Section 6.2.         Due Authorization.

(a)        Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.4) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party have been duly and validly authorized and approved by the Acquiror Board and the board of directors of Merger Sub and this Agreement will, within 24 hours of its execution and delivery by all of the Parties, be approved by Acquiror as the sole stockholder of Merger Sub. This Agreement has been, and each of the Ancillary Agreements to which Acquiror or Merger Sub is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by Acquiror or Merger Sub, as applicable, and this Agreement constitutes and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable (assuming, in each case, the due and valid execution and delivery by each of the other parties hereto and thereto), enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

(b)        Prior to Acquiror’s execution and delivery of this Agreement, at a meeting duly called and held, the Acquiror Board has taken the Acquiror Board Actions, and, as of the date hereof, none of the Acquiror Board Actions has been rescinded, withdrawn or modified. No other corporate action with respect to the Acquiror is required on the part of Acquiror or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which Acquiror is, or is contemplated to be, a party or to approve the Merger, the PIPE Investment or the other transactions contemplated by this Agreement or any Ancillary Agreement, except for the Acquiror Stockholder Approval.

(c)       Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)                 the Transaction Proposal identified in clause (A) of Section 9.2(b) shall require approval by an affirmative vote of (A) the holders of at least a majority of the issued and outstanding Acquiror Common Shares voting together as a single class, and (B) the holders of at least a majority of the issued and outstanding Acquiror Class B Shares voting separately, in accordance with the Governing Documents of Acquiror and applicable Law, whether in person or by proxy at an Acquiror Stockholders’ Meeting (or any adjournment or postponement thereof) duly called by the Acquiror Board and held for such purpose;

(ii)              the Transaction Proposal identified in clause (B) of Section 9.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Common Shares voting together as a single class, in accordance with the Governing Documents of Acquiror and applicable Law, whether in person or by proxy at an Acquiror Stockholders’ Meeting (or any adjournment or postponement thereof) duly called by the Acquiror Board and held for such purpose;

(iii)            each Transaction Proposal identified in clauses (C), (D), (F), (G), (G) and (H) of Section 9.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Common Shares entitled to vote and who attend and vote thereon, in accordance with the Governing Documents of Acquiror and applicable Law, whether in person or by proxy at an Acquiror Stockholders’ Meeting (or any adjournment or postponement thereof) duly called by the Acquiror Board and held for such purpose; and

(iv)             the Transaction Proposal identified in clause (E) of Section 9.2(b) shall require approval by an affirmative vote of the holders of a plurality of the issued and outstanding Acquiror Shares entitled to vote and who attend and vote thereon, in accordance with the Governing Documents of Acquiror and applicable Law, whether in person or by proxy at an Acquiror Stockholders’ Meeting (or any adjournment or postponement thereof) duly called by the Acquiror Board and held for such purpose.

(d)        The votes described in Section 6.2(c) are the only votes of the holders of Equity Securities of Acquiror necessary in connection with the consummation of the Merger, the PIPE Investment and the other transactions contemplated by this Agreement or any Ancillary Agreement.

Section 6.3.         No Conflict. Subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.4, the execution and delivery of this Agreement by Acquiror and Merger Sub and each of the Ancillary Agreements to which Acquiror and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or (d) result in the creation of any Lien on any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, (i) be material to Acquiror or (ii) have, or reasonably be expected to have, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under and consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.4.          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) the filing of the Acquiror Restated Charter in the form of Exhibit E in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (b) as set forth in Section 6.4 of the Acquiror Disclosure Letter.

Section 6.5.          Litigation and Proceedings. Except as would not be material to Acquiror or Merger Sub, (a) there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such), (b) there is no investigation or other inquiry pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such) and (c) there is no outstanding Governmental Order imposed upon, or to the knowledge of the Company, threatened against, Acquiror or Merger Sub, nor are any of the properties or assets of Acquiror or Merger Sub bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror.

Section 6.6.          Legal Compliance. Each of Acquiror and Merger Sub is, and since the Acquiror Inception Date, in the case of Acquiror, and since the date of Merger Sub’s incorporation, in the case of Merger Sub, has been, in compliance with all applicable Laws in all material respects. During the past two (2) years, neither Acquiror nor Merger Sub has received any written notice of any material violation of applicable Law by Acquiror or Merger Sub, and, to the knowledge of Acquiror, no Action alleging any material violation of any Law by Acquiror or Merger Sub is currently pending or threatened against Acquiror or Merger Sub. To the knowledge of Acquiror, no investigation or review by any Governmental Authority of which Acquiror or Merger Sub is the target is pending or threatened as or the date hereof or has been conducted during the past two (2) years, other than those the outcome of which did not or would not result in material liability to Acquiror or Merger Sub.

Section 6.7.          SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the Acquiror Inception Date pursuant to the Exchange Act or the Securities Act or other applicable securities Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented or amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the date of its filing, and as of the date of any amendment thereof or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other securities Laws applicable to the Acquiror SEC Filings. None of the Acquiror SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.8.          Internal Controls; Listing; Financial Statements.

(a)        Acquiror has established and, since the Acquiror IPO Date, has maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and, since the Acquiror IPO Date, has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)        Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)        Since the Acquiror IPO Date, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.

(d)        The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of August 6, 2021, and the audited statements of operations, changes in stockholders’ equity and cash flows of Acquiror for the period from the Acquiror Inception Date through January 29, 2021, in each case together with the auditor’s reports thereon (the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations, changes in stockholders’ equity and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) in the case of the audited Acquiror Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror are, and since the Acquiror Inception Date have been, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)        There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

(f)         Neither Acquiror nor, to the knowledge of Acquiror, any independent auditor or Acquiror has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.9.          Undisclosed Liabilities. As of the date of this Agreement, except for any Acquiror Transaction Expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, and in each case as described herein, there is no other Liability of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business of Acquiror and Merger Sub or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.10.      Absence of Changes. Since August 6, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Acquiror or Merger Sub or on the ability of Acquiror or Merger Sub to enter into and perform their respective obligations under this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.11.      Trust Account. As of the date of this Agreement, Acquiror has at least $150,000,000.00 in the Trust Account, and such monies are invested in U.S. government securities or money market funds meeting the conditions set forth in Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 3, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Prospectus to be inaccurate or that would entitle any Person (other than eligible Acquiror Stockholders who have elected to effect an Acquiror Share Redemption and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and make payments with respect to Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default under, in breach of, or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby, other than to liquidate the Trust Account in accordance with the terms of the Trust Agreement. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder has validly effected an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.12.      Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the U.S. Jumpstart Our Business Startups Act of 2012.

Section 6.13.      Capitalization of Acquiror.

(a)         As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 300,000,000 Acquiror Common Shares, divided into (A) 280,000,000 Acquiror Class A Shares, 15,000,000 of which are issued and outstanding as of the date of this Agreement, and (B) 20,000,000 Acquiror Class B Shares, 3,750,000 of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 each, none of which are issued or outstanding as of the date of this Agreement. Subject to the PIPE Investment and the Acquiror Share Redemptions, the foregoing represent all of the issued or outstanding Acquiror Shares. All issued and outstanding Acquiror Common Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) Acquiror’s Governing Documents and (y) any other applicable Contracts governing the issuance of such securities and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)        Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable after giving effect to the Merger for one Acquiror Class A Share at an exercise price of $11.50. As of the date of this Agreement, 11,000,000 Acquiror Warrants are issued and outstanding, 3,500,000 of which are Acquiror Private Placement Warrants. The Acquiror Warrants will not be exercisable until the date that is 30 days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts to which Acquiror is a party or otherwise bound to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(c)        Except as otherwise set forth in this Section 6.13 or in Section 6.13(c) of the Acquiror Disclosure Letter, and other than in connection with the PIPE Investment or the rights of Acquiror’s stockholders to effect Acquiror Share Redemptions as provided in Acquiror’s Governing Documents, Acquiror has no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any Equity Securities of Acquiror, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror or (iii) bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, Equity Securities of Acquiror having the right to vote) on any matter on which Acquiror’s stockholders may vote and there are no Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(d)        The Aggregate Consideration, when issued in accordance with the terms hereof, (i) will be duly authorized and validly issued, fully paid and non-assessable, (ii) will have been issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) other than as expressly contemplated by any Ancillary Agreement, will not be subject to, and will not have been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)        Acquiror has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than this Agreement and the applicable Ancillary Agreements, Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.14.      PIPE Investment. Concurrently with the execution of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase Acquiror Class A Shares from Acquiror for an amount which, when added to the proceeds under the SAFE Note, is equal to $125,000,000. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Acquiror nor the performance of Acquiror’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any Laws. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof, no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to Acquiror’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investor to pay to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement as and when due pursuant to the terms thereof, and, as of the date hereof, Acquiror does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to Acquiror on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.15.      Brokers’ Fees. Except as set forth in Section 6.15 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by Acquiror or any of its Affiliates, except for any such fee or commission payable solely by an Acquiror Insider.

Section 6.16.          Indebtedness; SPAC Expenses. Merger Sub does not have any Indebtedness or unpaid Liabilities. To the knowledge of Acquiror, the Indebtedness and other unpaid Liabilities of Acquiror as of the date of this Agreement (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Acquiror’s initial public offering) do not exceed, in the aggregate, the amount set forth in Section 6.16 of the Acquiror Disclosure Letter.

Section 6.17.          Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), and all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither Acquiror nor Merger Sub is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)            All income and other material Taxes due and payable by Acquiror or Merger Sub (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Acquiror Financial Statements have been properly accrued and adequately disclosed on the Acquiror Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Acquiror Financial Statements have been properly accrued on the books and records of the Acquiror and Merger Sub in accordance with GAAP.

(c)            Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d)            There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(e)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) as set forth in Section 6.17(e) of the Acquiror Disclosure Letter or disclosed in the notes to Acquiror’s financial statements.

(f)            There are no Tax audits, examinations or other Actions with respect to any material Taxes of Acquiror or Merger Sub presently in progress or pending (or, to the knowledge of Acquiror, asserted in writing), and there has not been any such Actions within the past five years which have not been resolved in full. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub. Neither Acquiror nor Merger Sub is presently contesting the Tax liability of Acquiror or Merger Sub, as applicable, before any taxing authority or other Governmental Authority.

(g)               Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on Acquiror or Merger Sub.

(h)               No written claim which has not been resolved in full has been made by any Governmental Authority in any jurisdiction in which Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i)                 Neither Acquiror nor Merger Sub has a “permanent establishment” (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized.

(j)                 Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.

(k)               Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for income tax-deferred treatment under Section 355 of the Code.

(l)                 Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group consisting solely of Acquiror and Merger Sub.

(m)             Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law).

(n)               Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing, (ii) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received or deferred revenue recognized on or prior to the Closing other than in the ordinary course of business, (iv) change in method of accounting for a Pre-Closing Tax Period made or required to be made prior to the Closing, (v) a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (vi) inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1) through (3), arising from transactions or events occurring prior to the Closing Date, determined as if the relevant taxable years ended on the Closing Date or (4) by reason of Section 965(a) of the Code or an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(o)               Acquiror has never owned any Equity Securities of another Person (other than Merger Sub).

(p)               Neither Acquiror nor Merger Sub has deferred any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.

(q)               Neither Acquiror nor Merger Sub has knowingly taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Acquiror, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of, or are related to, any act or omission occurring after the date of this Agreement by the Company or any of its Subsidiaries not contemplated by this Agreement or any Ancillary Agreement, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 6.18.            Business Activities.

(a)               Since its incorporation or organization, as applicable, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no Contract or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)               Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, in each case directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

(c)               Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, has no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)               As of the date hereof, and except for this Agreement and the Ancillary Agreements (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 monthly or $100,000 in the aggregate with respect to any individual Contract, other than with respect to the Acquiror Transaction Expenses.

(e)               As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 6.19.            Nasdaq Stock Market Quotation. The Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AMCI.” The Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AMCIW.” The Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AMCIU.” Acquiror is in compliance with Nasdaq rules and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC seeking to deregister the Acquiror Class A Shares, the Acquiror Warrants or the Acquiror Units, or terminate the listing of the Acquiror Class A Shares, the Acquiror Warrants or the Acquiror Units on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Shares, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

Section 6.20.            Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. When the Proxy Statement/Registration Statement is first filed, and on the effective date of the Registration Statement, the Registration Statement, the Proxy Statement, and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Proxy Statement, the Registration Statement and the Proxy Statement/Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement, the Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.21.            Employee Matters. Neither Acquiror nor Merger Sub has any current or former employees, other than non-employee consultants and advisors in the ordinary course of business. Neither Acquiror nor Merger Sub maintains, sponsors, contributes to, is required to contribute to, or has any liability with respect to (other than as a result of the Merger) any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, in each case whether or not (a) subject to the Laws of the U.S. or (b) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority.

Section 6.22.            No Additional Representation or Warranties.

(a)               Except as provided in this Article VI, neither Acquiror nor Merger Sub nor any Related Person of Acquiror or Merger Sub has made, or is making, any representation or warranty whatsoever to the Company or any of its Related Persons and none of Acquiror, Merger Sub or any of their respective Related Persons shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Related Persons.

(b)               Acquiror, Merger Sub, the Acquiror Insiders and their respective Representatives have made their own investigation of the Company and its Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Subsidiaries or any of their respective Related Persons or otherwise. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror, any Acquiror Insider or any of their respective Representatives) or reviewed by Acquiror, any Acquiror Insider or any of their respective Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or may hereafter be provided to Acquiror, any Acquiror Insider, PIPE Investor or any of their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that the assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Article VII

COVENANTS OF THE COMPANY

Section 7.1.            Conduct of Business. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required or permitted by this Agreement or any Ancillary Agreement to which the Company is a party, as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course and to preserve the present business and operations and goodwill of the Company. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause its Subsidiaries not to, except (v) to reasonably comply with any applicable Pandemic Measures, (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement, (x) as required by Law, (y) as consented to by Acquiror in writing (which consent, other than with respect to paragraphs (a), (b), (c), (f), (g), (i), (k), (m), (r), (s) or (t) (to the extent relating to the foregoing paragraphs) of this Section 7.1, shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter:

(a)               amend, restate, supplement or otherwise modify any provision of the Governing Documents of the Company;

(b)               incorporate, form or organize any new direct or indirect Subsidiary of the Company or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date hereof;

(c)               (i) pay, make, declare or set aside any dividend or other distribution in respect of any Equity Security of the Company, (ii) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of the Company or any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, or (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such Equity Security for no consideration, (B) the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of any Company Option, (C) the withholding of Company Common Shares to satisfy Tax obligations with respect to any Company Equity Awards or (D) transactions between the Company and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of the Company;

(d)               except for the issuance of any SAFE Shares in accordance with the terms of the SAFE Note or the SAFE Warrant, (i) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any Equity Securities in the Company (other than any grant of any equity awards under any of the Company Incentive Plans in the ordinary course of business consistent with past practice) or (ii) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities or enter into other agreements or commitments of any character obligating it to issue any Equity Securities;

(e)               enter into, modify or amend (other than an automatic extension) in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an automatic renewal or similar term) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than in the ordinary course of business;

(f)                (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) incur or assume any Indebtedness for borrowed money, or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

(g)               sell, assign, transfer, convey, lease or otherwise dispose of any Owned Real Property, or any material tangible assets or properties of the Company or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries and (iii) transactions in the ordinary course of business;

(h)               make or commit to make any capital expenditures other than in an amount not exceeding $10,000,000 in the aggregate;

(i)                 acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)                 waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 (net of any amounts covered by insurance) in the aggregate;

(k)               authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(l)                 (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(m)             knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n)               except in the ordinary course of business consistent with past practice or as otherwise required by any existing Company Benefit Plan or any Contract listed in Section 5.13 of the Company Disclosure Letter, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $250,000;

(o)               enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(p)               implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or Liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(q)               enter into or materially amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions (x) relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth in Section 5.31 of the Company Disclosure Letter as existing on the date of this Agreement or (y) in the ordinary course of business consistent with past practice;

(r)                except as required by GAAP (or any interpretation thereof, including any new or changes to existing interpretations and guidance issued by any Governmental Authority) or applicable Law, make any change in accounting methods, principles or practices;

(s)                (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in Company Owned Intellectual Property (other than non-exclusive licenses of Company Owned Intellectual Property granted to vendors or customers in the ordinary course of business, or immaterial Company Owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in the Company’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract to maintain confidentiality; or (iii) subject any source code for any Company Software to any Copyleft License terms; or

(t)                 enter into any agreement to take any action prohibited under this Section 7.1.

Notwithstanding anything in this Section 7.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

Section 7.2.            Inspection. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties (other than for purposes of performing any testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries), books, Contracts, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that the Company reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate any contractual, fiduciary or legal duty or obligation to which the Company or any of its Subsidiaries is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company or any of its Subsidiaries, on the one hand, and Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the other hand, are adverse parties. In the event that any Action related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof) prior to the Closing, the Company shall promptly notify Acquiror of such pending or threatened Action and shall keep Acquiror reasonably informed with respect to the status thereof. All information obtained by Acquiror, Merger Sub or their respective Representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3.            Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver to Acquiror as promptly as reasonably practicable (i) the audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2021, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (provided that such financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Proxy Statement/Registration Statement with the SEC) and (ii) any other audited or unaudited financial statements of the Company and its consolidated subsidiaries that are required by applicable Law to be included in the Proxy Statement/Registration Statement (the financial statements described in the foregoing clauses (i) and (ii), collectively, the “Closing Company Financial Statements”).

Section 7.4.            Affiliate Agreements. The Company shall terminate or settle the Affiliate Agreements identified in Section 7.4 of the Company Disclosure Letter at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, except as set forth in Section 7.4 of the Company Disclosure Letter.

Section 7.5.            Acquisition Proposals. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 7.5) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (e) resolve or agree to do any of the foregoing. From and after the date hereof, the Company shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than the Company and its Representatives). The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Acquiror in writing of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes an Acquisition Proposal and keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Article VIII

COVENANTS OF ACQUIROR

Section 8.1.            Employee Matters.

(a)               Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan providing for awards in the form of cash as well as incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, performance units, stock appreciation rights, and other equity-based awards (the “EIP”) in the form provided by the Company to Acquiror prior to the Closing Date with terms consistent with this Section 8.1(a) and as otherwise determined by the Company. The EIP shall provide for the ability to grant and recycle Acquiror Common Shares (including any shares subject to forfeited Acquiror Options or Acquiror Restricted Stock Awards). The EIP shall initially reserve a number of Acquiror Class A Shares constituting 10% of the total number of Acquiror Common Shares outstanding on a fully diluted basis, as determined at the Closing. The EIP shall include an “evergreen” provision pursuant to which the number of Acquiror Common Shares reserved for issuance under such equity plan shall be increased automatically each year by 3% of the aggregate number of Acquiror Common Shares then outstanding on a fully diluted basis. Within five (5) Business Days following the expiration of the 60-day period following the date on which Acquiror files current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Shares issuable under the EIP.

(b)               Employment Agreements. Prior to the Closing Date, Acquiror and the Company shall conditionally enter into new employment agreements with the individuals listed on Section 8.1(b) of the Company Disclosure Letter, on terms and conditions reasonably agreed among the Company, Acquiror and the relevant individual. The effectiveness of any such employment agreements shall be conditioned on the Closing.

(c)               No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2.            Trust Account Proceeds and Related Available Equity. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article X (other than those conditions that by their nature or terms are to be satisfied at the Closing), Acquiror shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee and pursuant to and in accordance with the Trust Agreement, (a) Acquiror shall (i) cause any notices, certificates, opinions or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3.            Listing Matters.

(a)               During the Interim Period, Acquiror shall maintain its listings on Nasdaq with respect to Acquiror Class A Shares, Acquiror Warrants and Acquiror Units and, in the event that Acquiror receives any notice that Acquiror has failed to satisfy any Nasdaq listing requirement, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b)               Prior to the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Common Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq (subject to notice of issuance) prior to the Closing under a ticker symbol to be selected by the Company, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq with respect to such Acquiror Common Shares. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application, (iii) satisfy any applicable initial and continuing listing requirements and (iv) have the Listing Application approved by Nasdaq as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on Nasdaq (subject to official notice of issuance) of the Acquiror Common Shares to be issued in connection with the transactions contemplated hereby.

Section 8.4.            No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of Acquiror’s obligations pursuant to this Section 8.4), (c) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions or negotiations or (e) resolve or agree to do any of the foregoing. From and after the date hereof, Acquiror shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5.            Acquiror Conduct of Business.

(a)               During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party (including as contemplated by the PIPE Investment), as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Acquiror shall not, and shall cause Merger Sub not to, except (v) to reasonably comply with any applicable Pandemic Measures, (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement (including as contemplated by the PIPE Investment), (x) as required by Law, (y) as consented to by the Company in writing (which consent, other than with respect to clauses (i), (ii), (iv), (viii), (x), (xii), (xiii) and (xiv) (to the extent relating to the foregoing clauses) of this Section 8.5(a), shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter:

(i)                 amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the Acquiror Stockholders to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)              (A) pay, make, declare or set aside any dividend or other distribution in respect of any Equity Security of Acquiror or Merger Sub, (B) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of Acquiror or Merger Sub or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of Acquiror or Merger Sub, other than to provide eligible Acquiror Stockholders with the opportunity to effect Acquiror Share Redemptions as required by Acquiror’s Governing Documents;

(iii)            (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes;

(iv)             knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v)               other than in connection with any Working Capital Loan up to $1,500,000 and incurred for the sole purpose of paying Acquiror Transaction Expenses that are due and payable prior to the Closing, enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract with any Affiliate of Acquiror or Merger Sub, any Acquiror Insider or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(vi)             other than Acquiror Transaction Expenses or the incurrence of Working Capital Loans up to $1,500,000 incurred for the sole purpose of paying Acquiror Transaction Expenses that are due and payable prior to the Closing, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

(vii)          (A) issue any Equity Securities of Acquiror, other than the issuance of the Aggregate Consideration, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities of Acquiror not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)        incorporate, form or organize any new direct or indirect Subsidiary of Acquiror or engage in any new line of business that is materially different from the general nature of the businesses of Acquiror and Merger Sub as of the date hereof;

(ix)             enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any material Contract, in each case, other than in the ordinary course of business;

(x)               acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(xi)             waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 (net of any amounts covered by insurance) in the aggregate;

(xii)          authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the Merger);

(xiii)        except as required by GAAP (or any interpretation thereof, including any new or changes to existing interpretations and guidance issued by the SEC or other Governmental Authority) or applicable Law, make any change in accounting methods, principles or practices; or

(xiv)         enter into any agreement to take any action prohibited under this Section 8.5.

(b)               During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6.            Post-Closing Directors and Officers of Acquiror.

(a)               Prior to the mailing of the Proxy Statement/Registration Statement to the Acquiror Stockholders, the Company shall, subject to applicable listing rules of Nasdaq and applicable Law, designate in writing to Acquiror up to ten (10) individuals that will serve on the Acquiror Board as of immediately after the Effective Time, including the allocation of the Company’s designated directors among Acquiror’s three classes of directors and the members of the compensation committee, audit committee and nominating committee of the Acquiror Board as of immediately after the Effective Time. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the Acquiror Board shall consist of (i) such number of directors as designated by the Company pursuant to the immediately preceding sentence plus (ii) one (1) director designated by Acquiror to the Company which director shall be designated as a “Class III Director” pursuant to the Acquiror Restated Charter, prior to the mailing of the Proxy Statement/Registration Statement to the Acquiror Stockholders.

(b)               Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the officers of Acquiror shall be as set forth, and with such titles set forth opposite their respective names, in Section 8.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

(c)               At or prior to the Closing, Acquiror shall have delivered to the Company evidence reasonably acceptable to the Company that the members of the Acquiror Board and the officers of Acquiror, in each case immediately prior to the Closing (other than those required to be elected as of the Closing pursuant to the applicable provisions of this Section 8.6) shall have resigned.

Section 8.7.            Indemnification and Insurance.

(a)               From and after the Effective Time, Acquiror shall indemnify and hold harmless each present and former director and officer of (i) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) and (ii) Acquiror and each of its Subsidiaries (the Persons described in clauses (i) and (ii), collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, in each case arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six (6) years following the Closing Date provisions in its Governing Documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b)               For a period of six (6) years following the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to each of Acquiror and the Company) on terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then Acquiror shall purchase and maintain the maximum coverage available for three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, further, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)               Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d)               Prior to or at the Closing, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with each Person who shall be a director or an officer of Acquiror immediately after the Effective Time, which indemnification agreements shall continue to be effective following the Closing.

(e)               The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 8.7 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.7.

Section 8.8.            Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.9.            PIPE Financing. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. For purposes of satisfying the condition set forth in Section 10.3(d), Acquiror may enter into additional Subscription Agreements for the sale solely of Acquiror Common Shares in connection with the PIPE Investment in each case with reasonable advance notice to the Company; provided that (a) the purchase price is at least $10.00 per Acquiror Common Share so subscribed for, (b) Acquiror shall give the Company a reasonable opportunity to review and comment on, and shall consider in good faith the Company’s comments before entering into, any such additional Subscription Agreement and (c) promptly after the entry into each such Subscription Agreement, Acquiror delivers to the Company true and correct copies thereof. The proceeds raised pursuant to such additional Subscription Agreement(s) shall be included in the determination of the Acquiror Closing Cash Amount. From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12) until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Acquiror Common Shares during such period, including by consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 6.15 of the Acquiror Disclosure Letter or otherwise as mutually agreed by the Company and Acquiror in writing. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of Acquiror by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Section 8.10.            Inspection. During the Interim Period, Acquiror shall use commercially reasonable efforts to afford to the Company and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties, books, Contracts, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of Acquiror as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that Acquiror reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of Acquiror, (b) violate any contractual, fiduciary or legal duty or obligation to which Acquiror is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of Acquiror to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, are adverse parties. In the event that any Action related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board (or any member thereof) prior to the Closing, Acquiror shall promptly notify the Company of such pending or threatened Action and shall keep the Company reasonably informed with respect to the status thereof. All information obtained by the Company, its Subsidiaries or their respective Representatives pursuant to this Section 8.10 shall be subject to the Confidentiality Agreement.

Article IX

JOINT COVENANTS

Section 9.1.            HSR Act; Other Filings.

(a)               In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with any applicable notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests pursuant to the HSR Act.

(b)               Each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)               Each Party shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d)               To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each such Party shall permit counsel to the other such Party an opportunity to review in advance, and each such Party shall consider in good faith the comments of such counsel in connection with, any proposed written communications by such Party or any of its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)               Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2.            Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)               Registration Statement and Prospectus.

(i)                 As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Proxy Statement/Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Acquiror Common Shares that constitute the Aggregate Consideration or to be issued upon exercise of any Assumed Warrants (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor its tax advisors are obligated to provide any opinion that the transactions contemplated by this Agreement qualify for the Intended Tax Treatment (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). Acquiror shall use its reasonable best efforts to obtain all necessary Governmental Authorizations under any state securities Laws or “Blue Sky” Laws required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company shall furnish to the other all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Authority or to Nasdaq in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(ii)              To the extent not prohibited by Law: (A) Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Shares for offering or sale in any jurisdiction (and each of Acquiror and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), of the initiation or written threat of any Action for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information; (B) the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel; and (C) Acquiror shall provide the Company and its counsel with (1) promptly after receipt thereof, any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents and (2) a reasonable opportunity to participate in the prompt response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Registration Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)             If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or the Proxy Statement/Registration Statement, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b)               Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement/Registration Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of the Acquiror Stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Acquiror Common Shares to vote in favor of each of the Transaction Proposals, and (ii) provide the Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to the Acquiror Stockholders: (A) the approval of the Acquiror Restated Charter, including any separate or unbundled proposals as are required to implement the foregoing; (B) the adoption and approval of this Agreement and the transactions contemplated hereby in accordance with applicable Law, Acquiror’s Governing Documents and Nasdaq rules; (C) the approval of the issuance of Acquiror Common Shares in connection with the Merger and the PIPE Investment in accordance with applicable Law, Acquiror’s Governing Documents and Nasdaq rules; (D) the approval of the EIP; (E) the election of directors effective as of the Closing as contemplated by Section 8.6(a); (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto; (G) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (H) the adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals described in the foregoing clauses (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not, and shall not publicly propose to, withhold, withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals. Acquiror may adjourn the Acquiror Stockholders’ Meeting (1) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval if the Acquiror Stockholder Approval shall not have been obtained at the Acquiror Stockholders’ Meeting, (2) if a quorum is absent, or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that, without the prior written consent of the Company, the Acquiror Stockholders’ Meeting will not be adjourned to a date that is (I) more than 15 Business Days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) or (II) later than three (3) Business Days prior to the Outside Date.

(c)               Company Stockholder Approval.

(i)                 After the Registration Statement becomes effective, the Company shall solicit, and as promptly as reasonably practicable (and in any event within ten (10) Business Days) thereafter use reasonable best efforts to obtain and deliver to Acquiror, a written consent from the Requisite Company Stockholders and any other Company Stockholders as the Company may determine in its reasonable discretion adopting this Agreement and approving the transactions contemplated by this Agreement or any Ancillary Agreement, including the Merger and the Company Share Conversion (the “Written Consent”).

(ii)              If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not executed the Written Consent any notice required by Sections 228(e) (if applicable) and 262 of the DGCL.

(iii)            The Company shall, through the Company Board, recommend to the Company Stockholders the adoption of this Agreement and, as applicable, the approval of each Ancillary Agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Company Share Conversion and the Merger), on the terms and subject to the conditions set forth herein and therein, and the Company Board shall not, and shall not publicly propose to, withhold, withdraw, amend, qualify or modify such recommendation.

(d)               Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within 24 hours) of the execution and delivery of this Agreement by all of the Parties, Acquiror, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the transactions contemplated hereby and by the Ancillary Agreements, and deliver to the Company a copy of the resolutions so adopted by Acquiror in such capacity.

Section 9.3.          Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 9.4.          Taxes.

(a)               Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

(b)               Pre-Closing Tax Returns. The Company shall have the authority and obligation to prepare (at its sole cost and expense), or cause to be prepared, all Tax Returns of the Company and its Subsidiaries that are due with respect to any taxable period ending on or before the Closing Date (each such Tax Return, a “Pre-Closing Tax Return”); provided that the Company shall submit all Pre-Closing Tax Returns relating to income Taxes that have not been filed as of the date hereof to Acquiror no later than 30 days prior to the due date of such Pre-Closing Tax Returns (or as soon as reasonably practicable, if such Pre-Closing Tax Returns are due within 30 days of the date hereof) for Acquiror’s review and comment, and the Company shall consider in good faith any reasonable comments from Acquiror received no later than 10 days following the date on which the Company submitted such Pre-Closing Tax Return to Acquiror for review.

(c)               Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are the Company and its Subsidiaries) shall be terminated prior to the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

Section 9.5.          Section 16 Matters. Prior to the Effective Time, Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any Equity Security of Acquiror that occurs or is deemed to occur by reason of the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.6.          Transaction Litigation. During the Interim Period, in the event that any Action related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including demands for appraisal of any Dissenting Shares (collectively, “Transaction Litigation”), is, in the case of Acquiror, brought or, to the knowledge of Acquiror, threatened in writing, against any of Acquiror, Merger Sub or the Acquiror Board (or any member thereof) or, in the case of the Company, brought or, to the Company’s knowledge, threatened in writing, against any of the Company, any of its Subsidiaries or the Company Board (or any member thereof), Acquiror and the Company shall, as applicable, promptly notify the other of such pending or threatened Action and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the other’s advice with respect to any such Action and shall not settle or agree to settle any such Action or consent to the same without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.      Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror, Merger Sub and the Company), as of the Closing, of the following conditions:

(a)               the Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, Acquiror’s Governing Documents and Nasdaq rules;

(b)               the Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents;

(c)               the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending;

(d)               the applicable waiting period(s) (and any extension(s) thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated, as applicable;

(e)               there shall not be in effect any Governmental Order or other Law from any Governmental Authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV;

(f)                Acquiror shall have, and shall not have redeemed Acquiror Class A Shares in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any payments required to be made in connection with Acquiror Share Redemptions and the PIPE Investment Amount; and

(g)               the Acquiror Common Shares to be issued in connection with the transactions contemplated hereby shall have been approved for listing on Nasdaq (subject only to official notice of issuance thereof).

Section 10.2.      Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror and Merger Sub), as of the Closing, of the following additional conditions:

(a)               each of the representations and warranties of the Company contained in (i) Section 5.6 (Capitalization of the Company) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (ii) each of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.10 (Absence of Changes), and Section 5.17 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (iii) Section 5.7 (Capitalization of Subsidiaries) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iv) the remainder of Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in Article V to be true and correct at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 10.2(a)(iv) has been satisfied;

(b)               the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing;

(c)               there shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing; and

(d)               the Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied.

Section 10.3.      Conditions to Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), as of the Closing, of the following additional conditions:

(a)               each of the representations and warranties of Acquiror and Merger Sub contained in (i) Section 6.13 (Capitalization of Acquiror) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (ii) each of Section 6.1 (Company Organization), Section 6.2 (Due Authorization), clause (a) of Section 6.3 (No Conflict), Section 6.10 (Absence of Changes), Section 6.11 (Trust Account), Section 6.14 (PIPE Investment) and Section 6.15 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the remainder of Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, an Acquiror Material Adverse Effect;

(b)               Acquiror and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by them at or prior to the Closing;

(c)               Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror and an officer of Merger Sub, dated as of the Closing Date, certifying that, to the knowledge and belief of such officers, the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(d)               the Acquiror Closing Cash Amount shall not be less than the Minimum Acquiror Closing Cash Amount; and

(e)               each of Acquiror, Sponsor and any other Acquiror Insider party thereto shall have duly executed and delivered a counterpart of the Registration Rights Agreement to the other parties thereto.

Section 10.4.      Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act or to take such actions (in each case, if such act or action is required by this Agreement) as may be necessary to cause the conditions of the other Party to be satisfied.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1.      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)               by mutual written consent of the Company and Acquiror;

(b)               by either the Company or Acquiror:

(i)                 if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Merger or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

(ii)              if the Closing has not occurred before 5:00 p.m., Eastern Time, on December 7, 2022 (the “Outside Date”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Date, then the Outside Date shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Date” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Date; or

(iii)            if the Acquiror Stockholder Approval has not been obtained at the Acquiror Stockholders’ Meeting duly convened therefor (subject to any adjournment or postponement thereof in accordance with Section 9.2(b)) and in which the Acquiror Stockholders shall have duly voted;

(c)               by the Company: (i) if any of the representations or warranties of Acquiror or Merger Sub set forth in Article VI has failed to be true and correct, or if Acquiror or Merger Sub has failed to perform or comply with any of their respective covenants or agreements set forth in this Agreement, in each case, such that the conditions specified in Section 10.3(a) or Section 10.3(b), as applicable, would not be satisfied at the Closing and such failure (A) by its nature cannot be cured prior to the Outside Date through Acquiror’s exercise of its reasonable best efforts or (B) has not been cured by the earlier of (x) the date that is 30 days after the date on which the Company has first notified Acquiror in writing of such failure (or such earlier time after Acquiror’s receipt of such notice as Acquiror has ceased to use reasonable best efforts to cure such failure) and (y) the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to the Company at any time at which Acquiror would have the right to terminate this Agreement pursuant to Section 11.1(d)(i); or

(ii)                 if Acquiror shall have failed to, on or prior to July 7, 2022, enter into one or more additional Subscription Agreements or Non-Redemption Agreements as a result of which the sum of the PIPE Investment Amount, the aggregate number of Acquiror Class A Shares subject to Non-Redemption Agreements multiplied by $10.00 and the net proceeds from the SAFE Note to the Company, minus Company Transaction Expenses, Acquiror Transaction Expenses and any other amount with respect to which Acquiror has Liability for payment at the Closing, would be equal to at least the Minimum Acquiror Closing Cash Amount;

(d)               by Acquiror:

(i)                 if any of the representations or warranties of the Company set forth in Article V has failed to be true and correct, or if the Company has failed to perform any of its covenants or agreements set forth in this Agreement, in each case, such that the conditions specified in Section 10.2(a) or Section 10.2(b), as applicable, would not be satisfied at the Closing and such failure (A) by its nature cannot be cured prior to the Outside Date through the Company’s exercise of its reasonable best efforts or (B) has not been cured by the earlier of (x) the date that is 30 days after the date on which Acquiror has first notified the Company in writing of such failure and (y) the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(d)(i) shall not be available to Acquiror at any time at which the Company would have the right to terminate this Agreement pursuant to Section 11.1(c)(ii); or

(ii)              if the Company Stockholder Approval has not been obtained within ten (10) Business Days after the Registration Statement has been declared effective by the SEC.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

Section 11.2.      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Person, other than Liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of Section 1.2, this Article XI, Article XII and (to the extent related to the foregoing) Section 1.1 shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

Article XII

MISCELLANEOUS

Section 12.1.      Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 3, 2021 and filed with the SEC under File No. 333-253107 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the Trust Agreement. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any other negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing or other equitable relief (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2.      Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (i) when delivered in person, (ii) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (iii) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email as promptly as practicable after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), addressed as follows:

(a)               If to Acquiror or Merger Sub prior to the Closing, to:

AMCI Acquisition Corp. II

600 Steamboat Road

Greenwich, CT 06830

Attention: Nimesh Patel

Email: [***]

with copies (which shall not constitute notice) to:

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Emery Choi

Email: [***]

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Elliott Smith and Oliver Wright

Email: [***]

[***]

(b)               If to the Company prior to the Closing, or to Acquiror or the Surviving Corporation after the Effective Time, to:

LanzaTech NZ, Inc.

8045 Lamon Avenue, Suite 400

Skokie, IL 60077

Attention: Mark Burton

Email: [***]

with copies (which shall not constitute notice) to:

Covington & Burling LLP

Salesforce Tower

415 Mission Street, Suite 5400

San Francisco, CA 94105

Attention: Denny Kwon

Email: [***]

and

Covington & Burling LLP

3000 El Camino Real

5 Palo Alto Square, 10th Floor

Palo Alto, CA 94306

Attention: Scott A. Anthony

Email: [***]

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3.      Assignment. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 12.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.4.      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedy under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and the Related Persons of each Party are intended third-party beneficiaries of, and may enforce, Section 12.16.

Section 12.5.      Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and shall pay all fees and expenses incurred by such Party in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including all fees and disbursements of its legal counsel, financial advisers and accountants.

Section 12.6.      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

Section 12.7.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.8.      Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter is a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warranty, covenant, agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9.      Entire Agreement. This Agreement (together with the Disclosure Letters), the Ancillary Agreements (as and when executed by the applicable parties thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.10.  Amendments. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by (a) prior to the Closing, each of the Parties hereto and (b) after the Closing, Acquiror and the Sponsor. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

Section 12.11.  Waivers. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver.

Section 12.12.  Confidentiality; Publicity.

(a)               Acquiror acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors.

(b)               Prior to the earlier of the Closing Date and the termination of this Agreement, none of Acquiror, any Acquiror Insider, the Company and any of their respective Affiliates or any Representative of any of the foregoing shall make any public announcement or issue any public communication regarding this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter related to the foregoing, unless the Company (in the case of such a public announcement or public communication desired to be made by Acquiror, any Acquiror Insider or any of their respective Affiliates or any Representative of any of the foregoing) or Acquiror (in the case of such a public announcement or public communication desired to be made by the Company or any of its Affiliates or any Representative of any of the foregoing), as applicable (which consent shall not be unreasonably withheld, conditioned or delayed) has first been provided with an opportunity to review and comment on the contents of such proposed public announcement or public communication, except if such public announcement or public communication is required by any Governmental Order or other applicable Law or the rules of any national securities exchange, in which case Acquiror or the Company, as applicable, shall use commercially reasonable efforts to provide the other such Party with such an opportunity to review and comment; provided, however, that nothing in this Section 12.12 shall (i) modify the obligations of Acquiror set forth in Section 9.2, (ii) restrict the ability of any Party (or any of its Affiliates) from making announcements regarding the status and terms (including price terms) of this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby to their respective directors, officers, employees and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential or (iii) restrict any Party (or any of its Affiliates) from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent or waiver, or providing any required notice to any third party.

Section 12.13.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. If any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.14.  Jurisdiction; WAIVER OF JURY TRIAL.

(a)               Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such Action shall be heard and determined only in any such court and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15.  Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party hereby waives any requirement for the securing or posting of any bond in connection therewith.

Section 12.16.  Non-Recourse. Subject in all respects to the following sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only to the extent of the specific obligations set forth herein with respect to any Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no Related Person or former, current or future Representative of any Party shall have any Liability for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise). Notwithstanding the foregoing, nothing in this Section 12.16 shall limit, amend or waive any rights or obligations of any party to any Ancillary Agreement.

Section 12.17.  Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18.  Conflicts and Privilege.

(a)               Each of the Parties, on its own behalf and on behalf of its Related Persons (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “AMCI Group”), on the one hand, and (y) the Surviving Corporation or any member of the LanzaTech Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror or the Sponsor prior to the Closing may represent the Sponsor and any other member of the AMCI Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor or any other member of the AMCI Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the AMCI Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b)               Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “LanzaTech Group”), on the one hand, and (y) the Surviving Corporation or any member of the AMCI Group, on the other hand, any legal counsel, including Covington & Burling LLP (“Covington”) that represented the Company prior to the Closing may represent any member of the LanzaTech Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company or any member of the LanzaTech Group, on the one hand, and Covington, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the LanzaTech Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

AMCI ACQUISITION CORP. II

By:	/s/ Nimesh Patel
Name: Nimesh Patel
Title: Chief Executive Officer

AMCI MERGER SUB, INC.

By:	/s/ Nimesh Patel
Name: Nimesh Patel
Title: Chief Executive Officer

LANZATECH NZ, INC.

By:	/s/ Jennifer Holmgren
Name: Jennifer Holmgren
Title: Chief Executive Officer

[Signature Page of Agreement and Plan of Merger]

EXHIBIT A

FORM OF COMPANY SUPPORT AGREEMENT

[Filed as Exhibit 10.3 to the Current Report on Form 8-K]

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

[Filed as Exhibit 10.4 to the Current Report on Form 8-K]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[Filed as Exhibit 10.2 to the Current Report on Form 8-K]

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

[Filed as Exhibit 10.5 to the Current Report on Form 8-K]

EXHIBIT E

FORM OF ACQUIROR RESTATED CHARTER

[Attached.]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMCI ACQUISITION CORP. II

[●], 2022

AMCI Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “AMCI Acquisition Corp. II.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 28, 2021 (the “Original Certificate”). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on August 3, 2021 (the “Existing Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is LanzaTech Global, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [300,000,000] shares of common stock (the “Common Stock”) and (b) [20,000,000] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate or the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate or the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate or the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), and except as otherwise set forth in the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; NO ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provisions of this Amended and Restated Certificate or any provision of applicable law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of (i) two-thirds (2/3) of the directors then in office and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal Article V, Article VII, Article IX and Article X of this Amended and Restated Certificate.

Article X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 10.1 Forum. Subject to the last sentence of this Section 10.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers or employees governed by the internal affairs doctrine (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Notwithstanding the foregoing, (i) the provisions of this Section 10.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 10.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

[Signature Page Follows]

IN WITNESS WHEREOF, AMCI Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

AMCI ACQUISITION CORP. II

By:
Name: Nimesh Patel
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]